Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

Among

WRIGHT MEDICAL GROUP, INC.

WINTER SOLSTICE LLC

SOLANA SURGICAL, LLC

And

ALAN TAYLOR, AS MEMBERS’ REPRESENTATIVE

Dated as of January 30, 2014

-i-

3.14.	Compliance with Laws; Governmental Permits	36
3.15.	FDA Regulatory Compliance	36
3.16.	Healthcare Regulatory Compliance	38
3.17.	Export Control Laws and Anticorruption Laws	40
3.18.	Tax Matters	42
3.19.	Employee Benefit Plans and Employee Matters	45
3.20.	Environmental Matters	48
3.21.	Contracts	49
3.22.	Affiliate Transactions	51
3.23.	Commercial Relationships	51
3.24.	Litigation; Governmental Orders; Product Liability	52
3.25.	Insurance	52
3.26.	No Brokers	53
3.27.	HSR Threshholds	53

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER LLC		53

4.1.	Organization	53
4.2.	Power and Authorization	53
4.3.	Authorization of Governmental Authorities	54
4.4.	Noncontravention	54
4.5.	Buyer SEC Filings	54
4.6.	Buyer Financial Statements	55
4.7.	Financing	55
4.8.	Capitalization	55
4.9.	No Brokers	55
4.10.	No Buyer Material Adverse Effect	55

ARTICLE 5 COVENANTS		55

5.1.	Closing	55
5.2.	Operation of Business	56
5.3.	401(k) Plans	56
5.4.	Notices and Consents	56
5.5.	Buyer’s Access to Premises; Information	57

5.6.	Notice of Developments	56
5.7.	Exclusivity	57
5.8.	Payment of Indebtedness	58
5.9.	Confidentiality	58
5.10.	Publicity	58
5.11.	[Reserved]	59
5.12.	Lien Discharges	59
5.13.	Resignations	59
5.14.	Further Assurances	59
5.15.	Tax Matters	59
5.16.	Lock-up Period; Legends on Share Consideration	60
5.17.	Obligations Assumed by Surviving Company	61

ARTICLE 6 CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING		62

6.1.	Representations and Warranties	62
6.2.	Performance	63
6.3.	Member Approval	63
6.4.	Compliance Certificate	63
6.5.	Payment Schedule	63
6.6.	Qualifications	63
6.7.	Absence of Litigation	63
6.8.	Legal Opinion	64
6.9.	Consents, etc	64
6.10.	Ancillary Agreements	64
6.11.	Resignations	64
6.12.	Officer Certificate	64
6.12.	No Company Material Adverse Effect	64
6.13.	Repayment of Pre-Closing Indebtedness, Etc	65

ARTICLE 7 CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING		65

7.1.	Representations and Warranties	65
7.2.	Performance	65
7.3.	Compliance Certificate	65
7.4.	Ancillary Agreements	65

7.5.	Qualifications	65
7.6.	Absence of Litigation	66
7.7.	Consents, etc	66

ARTICLE 8 TERMINATION		66

8.1.	Termination of Agreement	66
8.2.	Effect of Termination	67

ARTICLE 9 INDEMNIFICATION		67

9.1.	Indemnification by the Members	67
9.2.	Time for Claims	69
9.3.	Third Party Claims	69
9.4.	No Circular Recovery	71
9.5.	Indemnity Escrow	71
9.6.	Remedies Cumulative	72

ARTICLE 10 TAX MATTERS		72

10.1.	Tax Indemnification	72
10.2.	Timing for Tax Indemnity Claims	72
10.3.	Returns	73
10.4.	Straddle Period	74
10.5.	Tax Sharing Agreements	74
10.6.	Certain Taxes and Fees	74
10.7.	Cooperation on Tax Matters	75
10.8.	Treatment of Payments	75
10.9.	Disclosure	75
10.10.	Tax Contests	75
10.11.	FIRPTA Certificate	77

ARTICLE 11 MISCELLANEOUS		77

11.1.	Notices	77
11.2.	Succession and Assignment; No Third-Party Beneficiary	79
11.3.	Amendments and Waivers	79
11.4.	Provisions Concerning Members’ Representative	79
11.5.	Entire Agreement	80

11.6.	Counterparts	80
11.7.	Severability	81
11.8.	Headings	81
11.9.	Construction	81
11.10.	Governing Law	81
11.11.	Jurisdiction; Venue; Service of Process	81
11.12.	Specific Performance	82
11.13.	Waiver of Jury Trial	82

Exhibits

Exhibit A – Company Products

Exhibit 2.5.3 – Equity Cash Out Agreement

Exhibit 2.7 – Escrow Agreement

Exhibit 2.9.1 – Form of Letter of Transmittal

Exhibit 6.4 – Form of Company Compliance Certificate

Exhibit 6.8 – Form of Opinion of Company Counsel

Exhibit 7.3 – Form of Buyer Compliance Certificate

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of January 30, 2014, by and among Wright Medical Group, Inc. a Delaware corporation (the “Buyer”), Winter Solstice LLC, a California limited liability company and wholly owned Subsidiary of the Buyer (“Merger LLC”), Solana Surgical, LLC, a California limited liability company (the “Company”), and Alan Taylor as a representative of the Company’s Members (the “Members’ Representative”). The Buyer, Merger LLC, the Company and the Members’ Representative are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the manager of the Company deems it advisable and in the best interests of the Company and its members that the Buyer acquire the Company;

WHEREAS, the Buyer, Merger LLC and the Company intend to effect a merger (the “Merger”) of Merger LLC with and into the Company in accordance with this Agreement and the California Revised Uniform Limited Liability Company Act (the “CLLA”);

WHEREAS, the federal income tax treatment of the Merger will be determined by Revenue Ruling 99-6, Situation 2;

WHEREAS, contemporaneously with the execution of this Agreement, Alan Taylor has entered into an employment agreement with the Buyer in the form of an offer letter dated January 30, 2014, (“Taylor Employment Agreement”), which will be effective as of the Closing;

WHEREAS, the board of directors of the Buyer, the sole member of Merger LLC, and the manager of the Company have each approved this Agreement and the Merger.

Now, therefore, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“5.5% Holder” is defined in Section 5.16.1.

“Accounting Principles” the accounting practices, assumptions, policies and methodologies used in the preparation of the Audited Financials and Most Recent Balance Sheet.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment,

arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding, including any opposition, post-grant review, interference, re-examination, reissue, invalidation, or cancellation or other contested proceeding from, by or before any Governmental Authority.

“Affiliate” means, with respect to a Person, another Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. “Control,” whether or not capitalized, means, with respect to a Person, the ownership by another Person of greater than 50% of the profit or voting interests of such Person or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person, provided, however, that the term “Control” will not include circumstances in which a Person owns greater than 50% of the profit or voting interests necessary to elect a majority of the board of managers or other governing board of another Person, but is restricted from electing such majority by contract or otherwise and does not otherwise have the direct or indirect ability to direct the management, affairs or actions of such other Person, until such time as such Person does have such ability to direct the management, affairs or actions of such other Person or such restrictions are no longer in effect.

“Agreement” is defined in the Preamble.

“Allocation” is defined in Section 2.6.2.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, the letters of transmittal, the opinion of company counsel, the Taylor Employment Agreement and the Equity Cash Out Agreements.

“Anticorruption Laws” mean Legal Requirements relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company, including Legal Requirements that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and all national and international Legal Requirements enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Audited Financials” is defined in Section 3.6.1(b).

“Assets” is defined in Section 3.10.1.

“Business” means the business presently conducted by the Company.

“Business Associate Agreement” is defined in Section 3.16.5.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer Benefit Plan” is defined in Section 5.17.3.

“Buyer Common Stock” means common stock of the Buyer, $0.01 par value per share.

“Buyer Common Stock Closing Price” means the volume weighted average price of Buyer Common Stock measured over the previous ten trading days as of the close of regular trading on the last trading day prior to the date of this Agreement.

“Buyer Indemnified Person” is defined in Section 9.1.1.

“Buyer Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets or condition (financial or otherwise) of the Buyer which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets or condition (financial or otherwise) of the Buyer, taken as a whole provided, however, that any change or effect to the extent resulting from the following will not constitute, and will be excluded from the determination of, a Material Adverse Effect: (a) changes or effects generally impacting the industries and markets in which the Buyer operates; (b) general developments in the United States or the global economy; (c) changes in the United States financial or securities markets or other financial markets in any other country or region in the world, including changes in interest rates or exchange rates; (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; or (e) changes in Legal Requirements or GAAP; in each case covered by clause (a) through (e), except to the extent changes or effects have had, or are reasonably likely to have, a disproportionate impact on the Buyer, taken together as a whole, relative to other companies in the same industry.

“CLLA” is defined in the Recitals.

“Cash” means the cash and cash equivalents required to be reflected as cash and cash equivalents on the balance sheet of the Company prepared in accordance with GAAP applied on a basis consistent with the Accounting Principles.

“Cash Consideration” is defined in Section 2.6.1(b).

“Certificate of Merger” is defined in Section 2.2.

“Change of Control Payment” means (a) any bonus, severance, tax gross up or other payment or form of compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former manager, Member, employee, consultant or independent contractor (including independent sales representatives, whether individuals or entities) thereof, including pursuant to any employment agreement, benefit plan, Company Benefit Plan or any other Contractual Obligation, including any Taxes payable on or triggered by any such payment, and (b) without duplication of any other amounts included within the definition of Transaction Expenses, any other payment, expense, or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Legal Requirement or Contractual Obligation, including in connection with the making of any filings, the giving of any notices, or the obtaining of any consents, authorizations or approvals, in the cash of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions (whether alone or in conjunction with any other event(s)), including by reason of a termination of employment following such transaction, provided, that no payment pursuant to an agreement and in an amount not in excess of the amount listed with respect to such agreement on Schedule 1 shall be a “Change of Control Payment” for purposes of this Agreement.

“Cleanup” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.12.3.

“Closing Consideration” is defined in Section 2.6.1.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means the amount of Debt of the Company as of the Closing Date.

“Closing Statement” is defined in Section 2.12.3.

“COBRA” is defined in Section 3.19.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 3.14.2.

“Company Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets or condition (financial or otherwise) of the Company, taken as a whole provided, however, that any change or effect to the extent resulting from the following will not constitute, and will be excluded from the determination of, a Material Adverse Effect: (a) changes or effects generally impacting the industries and markets in which the Company operates; (b) general developments in the United States or the global economy; (c)

changes in the United States financial or securities markets or other financial markets in any other country or region in the world, including changes in interest rates or exchange rates; (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (e) changes in Legal Requirements or GAAP; (f) any change, effect, circumstance or event arising from the announcement of this Agreement other than changes effects circumstances or events required to be disclosed in this Agreement or in the Disclosure Schedule; or (g) any action or omission of the Acquired Companies prior to the Closing Date (i) required to be taken or omitted pursuant to the terms of this Agreement (other than changes, effects, circumstances, or events caused by the Company acting in the Ordinary Course of Business) or (ii) taken with the prior written consent of Buyer; in each case covered by clause (a) through (e), except to the extent changes or effects have had, or are reasonably likely to have, a disproportionate impact on the Company, taken together as a whole, relative to other companies in the same industry.

“Company Member Interests” means all of the issued and outstanding interests in profits or assets of the Company.

“Company Employee Plans” is defined in Section 3.19.1.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the Business, including all Intellectual Property Rights in and to Company Technology.

“Company’s Knowledge” means the actual knowledge or the knowledge which should have been obtained in the reasonable performance of the duties of the officers and manager of the Company including, for purposes of Section 3.13, consultation with Company patent counsel.

“Company Option” means any option to acquire Company Member Interests, including any options or other rights granted by the Manager pursuant to the authority granted by the Company’s Operating Agreement, outstanding immediately prior to the Effective Time.

“Company-Owned IP Rights” means the (a) Company Intellectual Property Rights and Company Technology that are owned or are purportedly owned by the Company, including the items of Scheduled Intellectual Property not identified as being licensed on Schedule 3.13.3; and (b) Company Intellectual Property Rights and Company Technology that were developed for the Company by full or part time employees or consultants or other contractors of the Company.

“Company Products” means the products listed on Exhibit A.

“Company Registered Intellectual Property” has the meaning given to it in Section 3.13.3.

“Company Member Approval” is defined in Section 3.2.4.

“Company Transaction Expenses” means the Transaction Expenses of the Company as of the Closing Date.

“Company Technology” means any and all Technology used in connection with the Business, including any products in the Company’s product pipeline.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), paid, provided or made directly or indirectly by the Company to such Person or any Affiliate, beneficiary or dependent of such Person.

“Contact Letter” is defined in Section 3.16.1.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the Merger and (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, including any prepayment penalties, make whole payments or breakage fees associated with the repayment thereof) of such Person (a) for borrowed money (including overdraft facilities and lines of credit), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person. For the avoidance of doubt “Debt” shall include any intercompany loans or payables outstanding as of the date of this Agreement.

“Disclosed Contract” is defined in Section 3.21.2.

“Disclosure Schedules” is defined in Article 3.

“Dispute Notice” is defined in Section 2.12.4.

“Dissenting Members” is defined in Section 2.13.

“Drop Dead Date” is defined in Section 8.1(b).

“Effective Time” is defined in Section 2.2.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, title retention device,

mortgage, deed of trust, conditional sale or other security arrangement, collateral assignment, adverse claim of title, ownership or right of use, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, possession, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Action” means any Action by any Person alleging potential Liability of the Company (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law at any location currently or formerly owned or operated by the Company.

“Environmental Laws” means any federal, state, local and common Legal Requirements, ordinances, codes, regulations, rules and orders relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means any and all Losses arising under Environmental Laws (whether known or unknown, foreseen or unforeseen, contingent or otherwise, fixed or absolute, or present or arising in the future), including without limitation Losses consisting of or relating to any of the following conditions or events: (a) adverse environmental conditions resulting from the presence, release or management of Hazardous Materials arising out of or relating to the Company or a Predecessor or the operation of the Business at, on, in, from or around any Property or Facility; or (b) the off-site transportation, storage, treatment, recycling, disposal or arrangement for disposal or distribution of Hazardous Materials arising out of or relating to the Assets or the operation of the Business and which are managed or released at or from any Property or Facility; or (c) any violation of any Environmental Law; or (d) any required compliance with any Environmental Law applicable to the Contemplated Transactions.

“Equipment” is defined in Section 3.12.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account maintained by the Escrow Agent and into which is deposited the Escrow Amount.

“Escrow Agent” is defined in Section 2.7.

“Escrow Agreement” is defined in Section 2.7.

“Escrow Amount” means a number of shares of Buyer Common Stock equal to (x) six million seven hundred fifty thousand dollars ($6,750,000) divided by (y) the Buyer Common Stock Closing Price.

“Estimated Closing Balance Sheet” is defined in Section 2.12.1.

“Estimated Closing Statement” is defined in Section 2.12.1.

“Exclusivity Period” is defined in Section 5.7.

“Expense Fund” is defined in Section 2.8.

“Expense Fund Amount” is defined in Section 2.8.

“Facilities” means all buildings and improvements on the Property.

“FDA” means the U.S. Food and Drug Administration.

“FDA Legal Requirements” means the federal Food and Drug and Cosmetic Act, the Public Health Service Act, their applicable implementing regulations, any orders issued by FDA, and all comparable state and foreign Legal Requirements, and orders issued by any comparable Governmental Authority in jurisdictions outside the United States.

“FIRPTA Certificate” is defined in Section 10.11.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

“Federal Privacy and Security Regulations” means the regulations promulgated pursuant to HIPAA, as amended, including the Privacy Regulations (45 C.F.R. Parts 160 and 164,

Subparts A and E), the Security Regulations (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Breach Notification Regulations (45 C.F.R. Parts 160 and 164, Subparts A and D), all as may be amended from time to time.

“Final Statement” is defined in Section 2.12.6.

“Financials” is defined in Section 3.6.1(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Government Official” means: (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office, or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b).

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental Laws.

“Health Care Legal Requirements” is defined in Section 3.16.3.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. Law No. 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5, and as otherwise may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Party” means, with respect to any Indemnity Claims, the Party against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 9.1.

“Intellectual Property Rights” means all worldwide industrial and intellectual property rights of every kind and nature however denominated, throughout the world, including:

(a) patents, patent applications (including provisional applications), and similar government-issued rights (e.g. utility models) protecting inventions in any country or jurisdiction however denominated, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity;

(d) moral rights and economic rights of authors and inventors;

(e) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(f) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.25.

“Losses” means that amount of any losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) incurred or suffered which will be reduced by any net Tax Benefit arising from recognition of the Losses.

“Member” means a holder of a Member Equity Interest.

“Member Escrow Amount” is defined in Section 2.5.2(b)(5).

“Member Indemnified Person” is defined in Section 9.1.2.

“Member Interest Grants” means grants of membership interests of the Company granted as compensation to Employees and Consultants and subject to a vesting schedule.

“Member Merger Payment” is defined in Section 2.9.2.

“Members’ Representative” is defined in the Preamble.

“Merger” is defined in the Recitals.

“Merger Consideration” means the aggregate amount payable hereunder to holders of Company Member Interests and Company Options in respect of such Equity Interests as a result of the Merger.

“Merger LLC” is defined in the Preamble.

“Monthly Financials” is defined in Section 5.5.2.

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of the Company, (iii) that is used for business infrastructure or other internal purposes, and (iv) was licensed for fixed payments of less than $100,000 in the aggregate or annual payments of less than $50,000 per year.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Operating Agreement” means the operating agreement of the Company dated as of August 28, 2008 and amended on August 24, 2011, July 1, 2012, August 15, 2012, January 4, 2013, June 1, 2013, October 1, 2013, January 16, 2014, January 22, 2014 and January 30, 2014.

“Party” and “Parties” are defined in the Preamble.

“Paying Agent” is defined in Section 2.9.1.

“Per Member Interest Consideration” means $6.3433 plus $6.8417 shares of Buyer Common Stock, with no interest, subject to applicable tax withholding.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable and for which adequate reserve has been established on the Financials of the Company in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Company Material Adverse Effect, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (d) restrictions on the transfer of securities arising under federal and state securities laws, and (e) other than with respect to Company Intellectual Property Rights, imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pre-Closing Tax Period” is defined in Section 10.1.

“Pre-Closing Tax Return” is defined in Section 10.3.

“Predecessor” is defined in Section 3.1.2.

“Property” means all real property currently leased or owned by the Company or Predecessor.

“Purchase Price” is defined in Section 2.6.2.

“Real Property” is defined in Section 3.11.1.

“Real Property Leases” is defined in Section 3.11.1.

“Referee” is defined in Section 2.12.5.

“Registrations” means authorizations, approvals, clearances, licenses, permits, certificates or exemptions issued by any Governmental Authority (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Company.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Facilities or Property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater, Facilities or Property.

“Representative” means, with respect to any Person, any manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Scheduled Intellectual Property Rights” has the meaning given to it in Section 3.13.3.

“Special Indemnities” is defined in Section 9.1.3.

“Stock Consideration” is defined in Section 2.6.1(a).

“Straddle Period” is defined in Section 10.4.

“Straddle Period Tax Return” is defined in Section 10.3.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner or joint venturer.

“Surviving Company” is defined in Section 2.1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any federal, state, local or non-U.S. income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee, amount owed in respect of any Legal Requirement relating to escheat or unclaimed property, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, fee, addition to tax or additional amount (in each case, whether disputed or not) imposed by any Governmental Authority responsible for or having authority with respect to the imposition, assessment, determination or collection of any such tax (each, a “Tax Authority”), (b) any Liability (contingent or otherwise) for the payment of any amounts of the type described in clause (a) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Benefit” means with respect to any Losses, in each case calculated on a with and without basis and net of any expenses, any net reduction in cash Taxes actually paid, or any net increase in any Tax refund actually received (including any related interest) on account of Losses, with respect to the taxable year in which a deduction for Losses is claimed or added to basis of an asset and each of the two succeeding taxable years.

“Tax Matter” is defined in Section 10.10.1.

“Tax Indemnity Claim” means any claim for indemnity under ARTICLE 10.

“Tax Return” means any return, information return, statement, declaration, claim for refund, report, document or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) relating to Taxes, including any amendment thereof.

“Taylor Employment Agreement” is defined in the Recitals.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data (including clinical data), results of experimentation and testing, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, materials, biological materials and samples, chemical compositions, assays, reagents, compounds, prototype and test devices, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” is defined in Section 8.1.

“Third Party” means any Person other than the Buyer, Merger LLC, the Company, or the Member Representative.

“Third Party Claim” is defined in Section 9.3.1.

“Third Party Intellectual Property Rights” means any Intellectual Property Rights owned by a Third Party.

“Transaction Expenses” means any and all legal, accounting, consulting, investment banking, financial advisory, brokerage and other fees and expenses incurred by the Company or the Members’ Representative prior to Closing that become payable as a result of the negotiation, execution and performance of this Agreement or the consummation of the Merger or any of the Contemplated Transactions or in anticipation of any alternative transactions, including, without limitation, Change of Control Payments and any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of such Party.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unaudited Financials” is defined in Section 3.6.1(a).

“Working Capital” means current assets (excluding Cash), minus current liabilities (excluding current Debt), determined in accordance with the Accounting Principles.

“Working Capital Target” means three million dollars ($3,000,000).

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this

Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

ARTICLE 2

MERGER AND CONVERSION OF SHARES.

2.1. The Merger.

2.1.1. Subject to the CLLA and the terms and conditions of this Agreement, at the Effective Time, the Company and Merger LLC will consummate the Merger pursuant to which Merger LLC will merge with and into the Company, and the separate existence of Merger LLC will thereupon cease, and the Company will be the successor or surviving company (the “Surviving Company”) and will continue to be governed by the laws of the State of California and will continue as a wholly owned subsidiary of the Buyer. The Merger will have the effects set forth in the CLLA.

2.1.2. Immediately following the effectiveness of the Merger, the limited liability company agreement of Merger LLC, as in effect immediately prior to the Merger, will be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and the CLLA.

2.2. Effective Time. Subject to the provisions of this Agreement, the Buyer will prepare and, on the Closing Date, Merger LLC and the Company will cause to be filed with the Secretary of State of the State of California, a certificate of merger in such form as is required by the CLLA (the “Certificate of Merger”). The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of California or at such later time as is set forth in the Certificate of Merger (the “Effective Time”).

2.3. The Closing. The closing of the Merger (the “Closing”) will take place electronically on such date and time to be specified by the Company and the Buyer, which will be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE 6 and ARTICLE 7 that are susceptible to satisfaction prior to the Closing Date. The failure to consummate the Merger on the date and time specified herein will not relieve any Party to this Agreement of any obligation under this Agreement.

2.4. Managers and Officers. The managers and officers of Merger LLC immediately prior to the Effective Time will, from and after the Effective Time, be the managers and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company, until each such manager’s or officer’s, as applicable, successor is duly elected or appointed and qualified.

2.5. Effect on Company Member Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the Merger LLC:

2.5.1. Treasury Interests; Company Member Interests Owned by Buyer. All Company Member Interests that are owned by the Company in treasury and any Company Member Interests owned by the Buyer or the Merger LLC will automatically be cancelled and retired and will cease to exist, and no consideration will be payable in exchange therefor.

2.5.2. Company Member Interests.

(a) Except as otherwise provided in Section 2.5.1 and subject to adjustment in accordance with Section 2.12, each Company Member Interest issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive, following surrender of any certificate representing such interest in accordance with the terms hereof and in the manner provided herein, the Per Member Interest Consideration. From and after the Effective Time, all such interests will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and the holder of each certificate formerly representing each such interest will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the Per Member Interest Consideration for each such member interest;

(b) As noted in Section 2.7 below, the Escrow Amount will be withheld from the Per Member Interest Consideration otherwise distributable to the Members at the Closing on a pro rata basis, pursuant to the terms of the Escrow Agreement. The Escrow Agreement will provide that the remaining Escrow Amount, if any, will be distributed to the Members in accordance with the terms of the Escrow Agreement. Schedule 2.5.2 sets forth the following information with respect to each holder of Company Member Interests:

(1) the percentage Company Member Interests held by such Person;

(2) the original issuance date with respect to each Company Member Interest held by such Person;

(3) the amount of such Person’s Merger Consideration payable in cash;

(4) the amount, if any, of such Person’s Merger Consideration payable in Buyer Common Stock; and

(5) the amount of such Person’s Merger Consideration to be delivered to the Escrow Agent pursuant to Section 2.7 as part of the Escrow Amount (for each such Person, the “Member Escrow Amount”).

(c) Schedule 2.5.2 will be supplemented at Closing to set forth the Merger Consideration to be paid, as well as any changes to the list of Members to reflect the exercise or conversion of any Company Options between the date hereof and the Closing.

2.5.3. Company Options/Member Interest Grants. At the Effective Time unvested Company Options will accelerate and become exchangeable for an amount in cash equal to the Per Member Interest Consideration minus the exercise price with respect to each Company Member Interest for which the Company Option was exercisable. At the Effective Time, unvested Member Interest Grants that have not yet vested shall be deemed vested, and holders of such grants shall become entitled as of the Effective Time to receive an amount equal to the Per Member Interest Consideration for all member interests covered by such grant. All payments made pursuant to this Section 2.5.3 shall be processed through the Company’s payroll system as appropriate and no payments need be made pursuant to this Section 2.5.3 until the applicable holder of unvested Company Options or unvested Member Interest Grants delivers to the Buyer a duly executed equity cash out agreement in substantially the form attached as Exhibit 2.5.3.

2.5.4. No Fractional Shares. No fractional shares of Buyer Common Stock will be issued in connection with the Merger. Any holder of Company Member Interests who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock, will, in lieu of such fraction of a share and upon surrender of such holder’s certificates, be paid in cash the dollar amount equal to such fraction multiplied by the Buyer Common Stock Closing Price.

2.5.5. Rounding. All calculations to be performed pursuant to the terms of this Agreement will be calculated to four decimal places.

2.6. Consideration.

2.6.1. Closing Consideration. The aggregate consideration for the Company’s fully diluted Equity Interests at the Effective Time will be equal to an amount (such aggregate consideration, the “Closing Consideration”) calculated as follows:

(a) the aggregate amount required to exchange outstanding Company Options pursuant to Section 2.5.3. plus

(b) 1,364,632 shares of Buyer Common Stock calculated by dividing (x) forty two million four hundred twenty four thousand five sixty two ($42,424,562) by (y) the Buyer Common Stock Closing Price1 (the “Stock Consideration”); plus

(c) Subject to Section 2.8, forty two million four hundred twenty four thousand five sixty two ($42,424,562) in cash;

(1) less the Closing Debt Amount (including any current Debt);

(2) less the amount of any Company Transaction Expenses not otherwise paid prior to the Closing Date (but excluding any amounts included in the Closing Debt Amount);

(3) less the amount of the Expense Fund;

(4) plus Cash;

(5) plus the Working Capital Adjustment Amount (if Working Capital is greater than the Working Capital Target) or less the Working Capital Adjustment Amount (if Working Capital is less than the Working Capital Target).

The amount described in this Section 2.6.1(c), the “Cash Consideration.”

The Closing Consideration will be subject to adjustment in accordance with Sections 2.8 and 2.12.

2.6.2 Allocation of Closing Consideration. The purchase price for Tax purposes (the “Purchase Price”) shall be allocated among the Assets in accordance with the principles of section 1060 of the Code and the related Treasury Regulations in a manner consistent Schedule 2.6.2 attached hereto (it being understood that the information on Schedule 2.6.2 are subject to adjustment as of the Closing Date as provided in this Section 2.6.2 (the “Allocation”). Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in accordance with the principles set forth in this Section 2.6.2, and in a manner consistent with the Allocation as previously agreed between the Parties. If additional Assets are properly identified after Closing, the Purchase Price shall be re-allocated among the Assets in accordance with the principles set forth in the Section 2.6.2 and in a manner consistent with the Allocation as previously agreed between the Parties.

2.6.3 The Purchase Price will be reported for income and other tax purposes by the parties in accordance with the Allocation. Each of the parties covenants and agrees that, for purposes of preparing all of its Tax Returns, all such Tax Returns (including, without limitation, the Form 8594 filed by the Buyer and the Company’s Members in connection with the transaction contemplated hereunder, shall be prepared and filed on a basis consistent with the Allocation. Unless otherwise required by law, neither the Buyer nor the Company’s Members shall take any position (including a statement on a Financial Statement or a Tax Return or in an audit of a Tax Return) that is inconsistent with the Allocation.

[1]	Is $31.08 as of January 29, 2014.

2.6.4 On or before March 1, 2015, Buyer will prepare for the review and approval of the Member’s Representative (which approval will not be unreasonably withheld, conditioned or delayed) a proposed Form 8594 to be attached by each Party to its Tax Returns for the taxable year that includes the Closing Date. Within fifteen (15) days after receipt of the proposed Form 8594, the Member’s Representative will either approve the proposed Form 8594 as submitted by the Buyer, or object to the proposed Form 8594, in which event he will specify his objections in writing with particularity. In the event the Member’s Representative fails to respond within the fifteen (15) day time period referred to in the immediately preceding sentence, he shall be deemed to have approved the proposed Form 8594 as submitted by the Buyer. In the Member’s Representative communicates objections to the proposed Form 8594 to the Buyer, the Member’s Representative and the Buyer shall proceed promptly and in good faith to resolve their differences and prepare a Form 8594 that is acceptable to both the Buyer and the Member’s Representative that is consistent with the allocation contained in Schedule 2.6.2. attached hereto.

2.7 Escrow. At the Closing, the Escrow Amount will be delivered or caused to be delivered by the Buyer to American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in substantially the form attached as Exhibit 2.7 hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by the Buyer and the Members’ Representative (the “Escrow Agreement”). The Escrow Agreement will be entered into prior to the Effective Time, by and among the Buyer, the Members’ Representative and the Escrow Agent, and will provide the Buyer with recourse against the Escrow Amount held in escrow by the Escrow Agent with respect to Losses and the Members’ indemnification obligations under this Agreement. The Escrow Amount (or any portion thereof) will be distributed to the Members and the Buyer at the times, and upon the terms and conditions, set forth in the Escrow Agreement.

2.8 Expense Fund. At the Closing, cash in an amount equal to $250,000 (the “Expense Fund Amount”) will be deducted from the Cash Consideration and delivered or caused to be delivered by the Buyer to the Members’ Representative by wire transfer in immediately available funds to an account designated by the Members’ Representative at least three (3) Business Days prior to the Closing Date (the “Expense Fund”). The Members’ Representative will hold the Expense Fund Amount for the purposes of paying fees and satisfying expenses of the Members’ Representative incurred in connection with the discharge of its duties under this Agreement, including the costs and expenses incurred by the Members’ Representative in defending against any claim or Liability in performing its duties on behalf of the Members. If any of the Expense Fund Amount remains after the Members’ Representative has discharged its duties under this Agreement, the Members’ Representative will promptly disburse such remainder to the Paying Agent and the Paying Agent will pay to each Member its Pro Rata Portion of such remainder.

2.9 Disbursement.

2.9.1 Paying Agent. At or prior to the Effective Time, the Buyer will deposit, or cause to be deposited, with American Stock Transfer & Trust Company, LLC (the “Paying Agent”) for the benefit of the Members, (i) cash in an amount equal to the Cash Consideration plus (ii) shares of Buyer Common Stock in an amount equal to the Stock Consideration minus the Escrow Amount. Cash funds may be invested as directed by the Buyer pending payment thereof by the Paying Agent to the Members. Earnings from such investments will be the sole and exclusive property of the Buyer, and no part of such earnings will accrue to the benefit of the Members. In no event may the Paying Agent sell or otherwise dispose of the Stock Consideration.

2.9.2 Surrender and Payment Procedures. As soon as reasonably practicable after the Effective Time, but no later than five Business Days thereafter, the Buyer will instruct the Paying Agent to mail to each Person listed on Schedule 2.5.2 (i) a letter of transmittal, in the form set forth in Exhibit 2.9.2 (which will specify that delivery will be effected, and risk of loss and title to any certificate(s) formerly representing Company Member Interests will pass, only upon receipt of such certificates by the Paying Agent) and (ii) instructions for use in effecting the surrender of certificate(s) formerly representing all the Company Member Interests held by such Member in exchange for the Member Merger Payment (as defined below). Such payment is conditioned upon the due execution and delivery of such letter of transmittal and any other documents as may be reasonably requested by the Paying Agent. After the Effective Time, within five Business Days after receipt by the Paying Agent of certificate(s), properly endorsed or otherwise in proper form for transfer, formerly representing all the Company Member Interests held by any Member for cancellation, together with such duly executed letter of transmittal and any other documents as may be reasonably requested by the Paying Agent, the Paying Agent will, in exchange therefor and in reliance on the representations and warranties herein and therein, pay to such Member an amount equal to (1) such Member’s Closing Consideration, less (2) such Member’s Escrow Amount (such amount, with respect to each such Member, being the “Member Merger Payment”), in each case payable without interest and subject to applicable Tax withholding. If payment of any portion of the applicable Member Merger Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it will be a condition of payment that the Person requesting such payment (A) will have paid any Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and will have established to the satisfaction of the Buyer that such Taxes have been paid, or (B) will have established to the satisfaction of the Buyer that such Taxes are not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.9.2, each certificate formerly representing Company Member Interests will be deemed to represent for all purposes only the right to receive the applicable consideration set forth in this ARTICLE 2, if any, in respect of such interests formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

2.9.3 Transfer Books; No Further Ownership Rights. At the Closing, the transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Company Member Interests on the records of the Company unless and until reopened by the Surviving Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of Company Member Interests outstanding immediately prior to the Effective Time will cease to have any rights with respect to such interests, except as provided for herein or by applicable Legal Requirements. After the Effective Time, the Buyer will exchange, as provided in this ARTICLE 2, any presented certificate representing Company Member Interests outstanding immediately prior to the Effective Time.

2.9.4 Termination of Fund; No Liability. At any time following six months after the Effective Time, the Buyer will be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) and shares of Buyer Common Stock that had been made available to the Paying Agent and that have not been disbursed to the Members and thereafter such holders will be entitled to look only to the Buyer (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to such holder’s applicable payment, upon and subject to delivery of the duly executed applicable letter of transmittal, as applicable, and, with respect to any holder of Company Member Interests, upon due surrender of their certificates formerly representing such interests, without any interest thereon. Notwithstanding the foregoing, none of the Buyer, the Surviving Company or the Paying Agent will be liable to any Member for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

2.9.5 Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented Equity Interests of the Company has been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the holder thereof in form reasonably satisfactory to the Buyer or the Paying Agent, the Buyer or Paying Agent will pay such holder the payment to which such holder is entitled, as provided in this ARTICLE 2; provided, however, that the Buyer may, in its sole discretion and as a condition precedent to issuing such payment, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to the Buyer and a bond in such sum as the Buyer may reasonably direct as indemnity, not to exceed the amount of the Member’s Merger Payment, against any claim that may be made against the Buyer or the Surviving Company with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

2.10 Withholding Rights. Each of the Buyer, the Surviving Company, the Escrow Agent and any Paying Agent designated by the foregoing will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable or consideration otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Code or any other Legal Requirement in connection with such payments and/or consideration. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction or withholding was made.

2.11 Unclaimed Amounts. Any amounts remaining unclaimed by any Member, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Authority, will become, to the extent permitted by applicable Legal Requirements, the property of the Buyer, free and clear of any claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent in respect of interests held by Dissenting Members shall be returned to Buyer upon demand.

2.12 Working Capital Adjustment.

2.12.1 Estimated Balance Sheet. The Company has delivered to the Buyer concurrently with the execution and delivery of this Agreement, an estimated consolidated balance sheet of the Company as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its estimate of the Working Capital as of immediately prior to the Closing as reflected on the Estimated Closing Balance Sheet (the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Estimated Closing Statement has been prepared in accordance with the methodology set forth in Section 2.12.3 and will be updated by the Company immediately prior to the Closing.

2.12.2 Adjustment to Closing Consideration. (a) If the Working Capital reflected on the Estimated Closing Statement is less than the Working Capital Target, then the total consideration payable to the Members pursuant to Section 2.6 will be reduced by the amount of such shortfall on a dollar-for-dollar basis; and (b) If the Working Capital reflected on the Estimated Closing Statement is greater than the Working Capital Target, then the total consideration payable to the Members pursuant to Section 2.6 will be increased by the amount of such increase on a dollar-for-dollar basis.

2.12.3 Closing Balance Sheet. As promptly as possible and in any event within sixty (60) days after the Closing Date, the Surviving Company will prepare or cause to be prepared, and will provide to the Members’ Representative, a consolidated balance sheet of the Surviving Company as of the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Working Capital on the Closing Date as reflected on the Closing Balance Sheet (the “Closing Statement”). The Closing Balance Sheet and the Closing Statement will be prepared in accordance with GAAP as in effect on the date of the Most Recent Balance Sheet, in accordance with Accounting Principles. The Members’ Representative will have reasonable access to the work papers used by the Surviving Company in the preparation of the Closing Balance Sheet and the Closing Statement.

2.12.4 Dispute Notice. The Closing Balance Sheet and the Closing Statement will be final, conclusive and binding on the Parties unless the Members’ Representative provides a written notice (a “Dispute Notice”) to the Surviving Company no later than the thirtieth (30th) day after delivery of the Closing Statement setting forth in reasonable detail (a) any item on the Closing Balance Sheet and/or the Closing Statement

that the Members’ Representative believes is not materially correct or has not been prepared in accordance with the Accounting Principles and (b) the correct amount of such item in accordance with the Accounting Principles. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.

2.12.5 Resolution of Disputes. The Surviving Company and the Members’ Representative will attempt to resolve the matters raised in a Dispute Notice in good faith. Twenty (20) Business Days after delivery of the Dispute Notice, either the Surviving Company or the Members’ Representative may provide written notice to the other that it elects to submit the disputed items to an independent nationally recognized accounting firm chosen jointly by the Surviving Company and Members’ Representative (the “Referee”). The Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute by adopting, in its entirety, the calculations in either the Closing Statement or the Dispute Notice. The fees and expenses of the Referee will be shared equally by the Members on the one hand (out of funds allocated to the Expense Fund and disbursed by the Member’ Representative) and the Surviving Company on the other hand, and the decision of the Referee with respect to the items of the Closing Balance Sheet and the Closing Statement submitted to it will be final, conclusive and binding on the Parties. Each of the Parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Referee.

2.12.6 Post-Closing Adjustment to Closing Consideration. Promptly, and in any event no later than the fifth (5th) Business Day, after final determination of the Closing Statement in accordance with Section 2.12.4 or 2.12.5(the “Final Statement”): (a) If the amount of Working Capital reflected on the Final Statement is less than the Working Capital estimated in the Estimated Closing Statement, then each Member will pay, out the Escrow Account, to the Buyer its pro rata share of such shortfall by transfer of shares of Buyer Common Stock ; and (b) If the amount of Working Capital reflected on the Final Statement is more than the Working Capital estimated in the Estimated Closing Statement, then the Buyer will pay to the Members’ Representative for payment to the Members outstanding immediately prior to the Effective Time on a pro rata basis, such excess by wire transfer in immediately available funds.

2.13 Dissenting Members. Notwithstanding any provision in this Agreement to the contrary, membership interests issued and outstanding immediately prior to the Effective Time and held by a Member who has not voted in favor of adoption of this agreement or consented thereto in writing and who has properly exercised dissenters’ rights of such membership interests in accordance with Article 11 of the CLLA (such members, the “Dissenting Members” until such time as such member loses his or her dissenters’ rights under the CLLA with respect to such membership interests) shall not be converted into a right to receive the Merger Consideration, without interest thereon, upon delivery of the certificate formerly representing such interest or transfer of the book-entry interest, as the case may be. The Company and the Members’ Representative will provide Buyer prompt written notice of any demands received by the

Company for the appraisal of membership interests, any withdrawal of such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time, and the Buyer will have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Buyer, the Company will not make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

In order to induce the Buyer and Merger LLC to enter into and perform this Agreement and to consummate the Contemplated Transactions, and except as set forth on the disclosure schedules delivered by the Company to the Buyer and Merger LLC (the “Disclosure Schedules”), the section numbers of which are numbered to correspond to the sections of this Agreement to which they refer (provided that disclosures in the Disclosure Schedules as to which it is readily apparent apply to any other section shall be deemed to apply to such section as well), the Company and the Members (with respect to the Members, severally and not jointly) represent and warrant to the Buyer and Merger LLC as follows:

3.1. Organization; Predecessors.

3.1.1. Organization. Schedule 3.1.1 sets forth for the Company’s full name and jurisdiction of organization. The Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company has made available to the Buyer true, accurate and complete copies of (i) the Organizational Documents of the Company and (ii) the minute books of the Company covering each of the past three fiscal years, which contain records of all meetings held of, and other actions taken by, its Members, boards of managers (or other governing body) and any committees appointed by its boards of managers (or other governing body).

3.1.2. Predecessors. Schedule 3.1.2 sets forth a list, covering in each case the previous five years, of (a) any Person that has ever merged with or into the Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) or Equity Interests has ever been acquired by the Company, (c) any Person all or substantially all of whose assets has ever been acquired by the Company and (d) any prior names of the Company or any Person described in clauses (a) through (c) (each such Person, a “Predecessor”).

3.2. Power and Authorization.

3.2.1. Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company, other than approval by the holders of Company Member Interests of the Merger and the Contemplated Transactions as set forth in Section 3.2.4. This Agreement and each Ancillary Agreement to which the Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with its terms.

3.2.2. Conduct of Business. The Company has the organizational power and authority necessary to own and use its Assets and carry on the Business as currently owned, used and carried on.

3.2.3. Manager Approvals. The Company’s sole manager has (i) determined that the Merger is fair to, and in the best interests of the Company and holders of the Company Member Interests, (ii) resolved to propose this Agreement for adoption by holders of the Company Member Interests and declared the advisability of this Agreement, and (iii) resolved to recommend that the holders of Company Member Interests adopt this Agreement.

3.2.4. Company Member Approval. The only votes or consents of holders of any Equity Interest of the Company necessary to adopt this Agreement and approve the Contemplated Transactions are the adoption of this Agreement by the holders of 75% of the outstanding Company Member Interests (the “Company Member Approval”). The adoption of this Agreement by written consent is permissible under the CLLA and the Company’s Organizational Documents.

3.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Company, other than the filing of the Certificate of Merger with the Secretary of State of the State of California.

3.4. Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Company or any Member of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to the Company;

(b) result in a breach or violation of, or default under, or material modification or adverse change in, any material Contractual Obligation of the Company;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of the Company;

(d) result in the creation or imposition of an Encumbrance upon (other than a Permitted Encumbrance), or the forfeiture of, any material Asset;

(e) result in a breach or violation of, or default under, the Organizational Documents of the Company; or

(f) result in an obligation to make any payment to any Person, or result in an acceleration of or increase in any rights or benefits of any Person.

3.5. Capitalization of the Company.

3.5.1. Outstanding Interests. As of the date of this Agreement, the authorized Equity Interests of the Company is as set forth on Schedule 3.5. All of the outstanding member interests or capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable. The Company has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests. To the knowledge of the Company, all but ten (10) Members of the Company qualify as “accredited investors” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (“Regulation D”), as amended), and each member receiving Stock Consideration who is not an “accredited investor,” either alone or with such Member’s purchaser representative as defined in Regulation D, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the Contemplated Transactions.

3.5.2. Ownership. The Company holds no member interests in its treasury. All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule 3.5. The Company has delivered to the Buyer true, correct and complete copies of the ownership ledger of the Company as of the date of this Agreement, each of which reflects all issuances, transfers, repurchases and cancellations of its Equity Interests.

3.5.3. Subsidiaries. The Company does not have any Subsidiaries.

3.5.4. Encumbrances, etc. Except as disclosed on Schedule 3.5: (a) there are no preemptive rights or other similar rights in respect of any Equity Interests in

Company, (b) except as imposed by applicable securities laws, there are no Encumbrances (other than Permitted Encumbrances) on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in the Company, or otherwise affecting the rights of any holder of the Equity Interests in the Company, (c) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company that obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in the Company and (d) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company.

3.5.5. Company Options. Each Company Option (i) was granted in compliance with all applicable Laws, (ii) has an exercise price per unit equal to or greater than the fair market value of a unit on the date of grant, and (iii) was granted with respect to “service recipient stock”, as such term is used in Treas. Regs. §1.409A-1.

3.6. Financial Statements.

3.6.1. Financial Statements. Attached as Schedule 3.6 are copies of each of the following:

(a) the unaudited consolidated balance sheet of the Company as of December 31, 2013 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income, cash flow and changes in members’ equity of the Company for the fiscal year then ended (the “Unaudited Financials”); and

(b) the audited consolidated balance sheet of the Company as of December 31, 2012 and the related audited consolidated statements of income, cash flow and changes in members’ equity of the Company for the fiscal years then ended, accompanied by any notes thereto and the report of CEA, LLP (collectively, the “Audited Financials” and together with the Unaudited Financials, the “Financials”).

3.6.2. Compliance with GAAP, etc. Except as disclosed on Schedule 3.6, the Financials (a) are complete and correct in all material respects and were prepared in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP, consistently applied (except as otherwise noted therein and subject, in the case of the unaudited Financials, to normal year-end adjustments and the absence of notes that, if presented, would not differ materially from those included in the Audited Financials) and (c) fairly present in all material respects the financial position of the Company as at the respective dates thereof and the results of the operations of the Company and changes in financial position for the respective periods covered thereby.

3.7. Absence of Undisclosed Liabilities. The Company has no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b)

Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement), and (c) Company Transaction Expenses.

3.8. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for pursuing the Merger and the matters disclosed in Schedule 3.8:

(a) the Company has not (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

(b) the Company has not become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt;

(c) the Company has not (i) acquired, sold, leased, disposed of, or pledged its Assets other than in the Ordinary Course of Business or (ii) permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(d) the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests (other than as between the Company, upon the exercise or conversion of any Equity Interests of the Company or repurchases made upon the termination of employment of employees or consultants in accordance with the terms of all existing agreements) or (ii) entered into, or performed, any transaction with, or for the benefit of, any member of the Company or any Affiliate of such member (other than payments made to officers, managers and employees in the Ordinary Course of Business);

(e) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(f) the Company has not increased the Compensation or benefits payable or paid, whether conditionally or otherwise, to (i) any current or former employee, independent contractor or agent other than in the Ordinary Course of Business, (ii) any manager or officer or (iii) any member of the Company or any Affiliate of any such member, other than to employee or independent contractor Members in the Ordinary Course of Business;

(g) the Company has not entered into any Contractual Obligation providing for the employment of or an independent contractor relationship with any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any member, officer, manager, employee, consultant, independent contractor or other agent or service provider except for hiring at-will employees in the Ordinary Course of Business;

(h) the Company has not adopted or amended any collective bargaining agreement or other agreement of any kind with a labor union;

(i) the Company has not instituted any new, or modified any existing, severance or termination pay plan, agreement or practice;

(j) the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves);

(k) the Company has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax return, settled any Action in respect of Taxes, entered into any Contractual Obligation in respect of Taxes with any Governmental Authority or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(l) the Company has not terminated or closed any facility, business or operation;

(m) the Company has not modified, suspended or terminated any Company Employee Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Company Employee Plan, other than modifications, suspensions or terminations required by an applicable Legal Requirement;

(n) the Company has not written up or written down any of its material Assets;

(o) the Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Contemplated Transactions;

(p) the Company has not settled any investigation by a Governmental Authority or any material Action;

(q) the Company has not entered into a Contractual Obligation that is or would be a Disclosed Contract, other than in the Ordinary Course of Business, or waived, released or assigned any material rights or claims with respect to any Contractual Obligation that is or would be a Disclosed Contract in any material respect;

(r) the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8; and

(s) no Company Material Adverse Effect has occurred.

3.9. Debt; Guarantees. The Company has no Liabilities in respect of Debt except as reflected on the face of the Most Recent Balance Sheet or as set forth on Schedule 3.9. For each item of Debt, Schedule 3.9 correctly sets forth the debtor, the principal amount of the Debt as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt. The Company has no Liability in respect of a guarantee of any Liability of any other Person.

3.10. Assets.

3.10.1. Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Schedule 3.10, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

3.10.2. Sufficiency of Assets. The Assets comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in the conduct of the Business.

3.10.3. Investments. The Company does not control, directly or indirectly, or owns any direct or indirect Equity Interest in any Person which is not a Subsidiary of the Company.

3.11. Real Property.

3.11.1. The Company does not own and it has never owned any real property. Schedule 3.11 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (the “Real Property”), and specifies the lessor(s) of such leased property and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”). Except as described on Schedule 3.11 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company and any lessor(s) of leased Real Property) in possession of the leased Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties set forth in Sections 3.21.2 and 3.21.3 are true and correct with respect to the underlying lease. The present use of, and operations conducted on, each leased Real Property are permitted under the terms of the applicable lease or sublease. To the Company’s Knowledge, there are no pending or threatened condemnation, building, zoning or other land use or regulatory proceedings relating to any portion of any leased Real Property that would preclude or materially impair the use of such leased Real Property for the continued operation of the business currently conducted thereon. The leased Real Property constitutes all real property and improvements used to conduct the business of the Company as it is currently conducted.

3.11.2. The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions in connection with the Real Property Leases. The Company has made available to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, supplements, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto, together with copies of any notice of default provided by any party thereto.

3.12. Equipment. All of the fixtures and other improvements to the Real Property included in the Assets and all of the tangible personal property included in the Assets (the “Equipment”) are in reasonably good working order, operating condition and state of repair (subject to normal wear and tear) , such that any tangible personal property not in reasonably good working order, operating condition and state of repair has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

3.13. Intellectual Property.

3.13.1. Company Intellectual Property. Except as disclosed on Schedule 3.13.1 the Company owns or has adequate rights to use all Company Technology and all Company Intellectual Property Rights in the United States, without, to the Company’s Knowledge, any conflict with, or infringement of, the Intellectual Property Rights of others. Except with respect to the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.13.1 (to the extent provided in such Inbound IP Contracts), none of the Company Technology or Company Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company.

3.13.2. Infringement. Exhibit A identifies all products currently offered for sale or planned for marketing by the Company. Except as disclosed on Schedule 3.13.2, neither the Company nor any Predecessor(s) (i) has, to the Company’s Knowledge, interfered with, infringed, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (ii) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology), or (iii) has agreed to or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. Except as disclosed on Schedule 3.13.2, the making, using, selling, offering for sale, and importation of the Company Products does not, to the Company’s Knowledge, infringe any issued U.S. patent of any Person and would not infringe any published U.S. patent application of any

Person if such patent application were issued with its current published claims. Based on an opinion of outside patent counsel, the making, using, selling, offering for sale, and importation of the Company’s product sold as of the Closing under the name FuseFORCE does not infringe any issued U.S. or European patent of any Person and would not infringe any published U.S. or European patent application of any Person if such patent application were issued with its current published claims. Except as disclosed on Schedule 3.13.2, to the Company’s Knowledge, no Person has interfered with, infringed, diluted, misappropriated, or violated any Company Intellectual Property Rights.

3.13.3. Scheduled Intellectual Property Rights. Schedule 3.13.3 identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to the Company (collectively, the “Company Registered Intellectual Property”). Schedule 3.13.3 also identifies each trade name, each unregistered trademark, or service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by the Company that, in each case, is material to the Business. For purposes of this Agreement, all items listed on Schedule 3.13.3 will be called “Scheduled Intellectual Property Rights”. Schedule 3.13.3 specifically identifies those items of Scheduled Intellectual Property Rights that are exclusively licensed to the Company, including the identification of the Contractual Obligation pursuant to which each such Intellectual Property Right is licensed. For each of the Company Registered Intellectual Property, Schedule 3.13.3 includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any actions that must be taken within 120 days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Except as disclosed on Schedule 3.13.3, the Company owns all right, title and interest in and to, and has the exclusive right to use, all of the Company Registered Intellectual Property.

3.13.4. Validity. Each item of Company Registered Intellectual Property is in force, and to the Company’s Knowledge, valid and enforceable. In addition, each item of Company Registered Intellectual Property is currently in compliance with Legal Requirements (including, (i) in the case of patents and patent applications, payment of filing, examination, and maintenance fees, listing all proper inventors, providing to relevant patent offices all required disclosure of prior art and other facts that are material to patentability, and proofs of working or use, and (ii) in the case of trademarks registrations and applications, including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and where Company is not in compliance with Legal Requirements, such failure has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

3.13.5. IP Contracts. Schedule 3.13.5 identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which the Company uses or licenses an item of Company Technology or any Company Intellectual Property Rights that is or are owned by any Person other than the Company (the “Inbound IP Contracts”), other than licenses to use Off-the-Shelf Software, and (ii) under which the Company has granted any Person any right or interest in any Company Intellectual Property Rights including any right to use any item of Company Technology or any covenant not to sue (the “Outbound IP Contracts”) (such Contractual Obligations, including the Inbound IP Contracts and Outbound IP Contracts, are referred to herein as the “IP Contracts”). Except as disclosed on Schedule 3.13.5, none of the IP Contracts grants any Third Party exclusive rights under any Company-Owned IP Rights or grants any Third Party the right to sublicense any Company-Owned IP Rights. The Company has delivered to the Buyer Parties accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect. Schedule 3.13.5, identifies all royalty payments (or other payments) that the Company is obligated to make to any Person with respect to the development or commercialization of Company Products in consideration for the use of any Intellectual Property Rights or Technology, identifying for each payment, the Inbound IP Contract pursuant to which the payment must be made, the amount of the payment, and the duration of the payment period for recurring payments.

3.13.6. Title, Orders and Actions. Except as disclosed on Schedule 3.13.6,

(a) the Company possesses all rights, title, and interests in and to each item of Company Technology and Company Intellectual Property Rights (other than Off-the-Shelf Software) that is not licensed to the Company pursuant to an Inbound IP Contract identified on Schedule 3.13.5, free and clear of any Encumbrance other than Permitted Encumbrances and licenses granted in the Outbound IP Contracts identified on Schedule 3.13.5;

(b) with respect to (A) each item of Company Owned IP Rights and (B) to the Company’s Knowledge, all Company Technology and Company Intellectual Property Rights licensed to the Company on an exclusive basis, such item or right is not subject to any outstanding consent from any Governmental Authority or other Person or any Governmental Order, and no Action is pending or, to the Company’s Knowledge, threatened, which challenges the legality, validity, scope, registrability, enforceability, use, or ownership of such right or item, nor to the Company’s Knowledge do any grounds exist for any such Action; and

(c) no Action is pending or contemplated by the Company, which challenges the legality, validity, scope, registrability, enforceability, use, or ownership of the Intellectual Property Rights of any Person.

3.13.7. Confidentiality and Invention Assignments. The Company has maintained all commercially reasonable practices necessary to protect the confidentiality of the Company’s confidential information and trade secrets and, except as disclosed on Schedule 3.13.7, have required all employees and other Persons with access to the Company’s confidential information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company. All current and former employees and contractors of the Company who have made a technical or other inventive contribution to the Company Technology have executed Enforceable Contractual Obligations that assign to one of the Company all of such Person’s respective rights, including Intellectual Property Rights, relating to such Company Technology. No current or former employee or contractor of the Company has any right, license, claim or interest whatsoever in or with respect to Company-Owned IP Rights.

3.13.8. Software. The Company Technology includes all software used for the operation of the Business, including all software used in the manufacture and development of the Company’s products and services. Schedule 3.13.8 lists all open source computer code contained in or used in the development of Company Technology or any product or service of the Company and describes (i) the applicable software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) the manner in which such code is used, (v) whether (and if so, how) such code was modified by or for the Company, (vi) whether such code was distributed by or for the Company, and (vii) how such code is integrated with or interacts with any other software. None of the Company Technology or any product or service of the Company constitutes, contains, or is dependent on any open source computer code, and none of the Company Technology or any product or service of the Company is subject to any IP Contract or other Contractual Obligation that would require the Company to divulge to any Person any source code or trade secret that is part of the Company Technology.

3.13.9. Government Funding; Standards Bodies. No funding or facilities of a government, or of any university, college, or other educational institution or research center were used in the development of the Company Products and Company-Owned IP Rights. The Company is not now nor has ever been a member or promoter of, or any contributor to, any industry standards body or similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights.

3.13.10. Privacy and Data Security. The Company complies and has complied, in all material respects, with all applicable Laws, applicable Contractual Obligations, and any external published or posted company policies, notices and disclosures, and any internal privacy and information security policies governing the collection, sharing, processing, use, safeguarding and destruction of information that is personal, personally identifiable or subject to regulation by applicable Law or Contractual

Obligation (“Personal Information”), and have not received any written notice or claim alleging a breach or violation of the same. The Company does not, by itself or, to Company’s Knowledge, through third parties, violate (nor have they violated) the rights of any Person concerning confidential information or personal privacy as provided under applicable Laws relating to wiretapping, eavesdropping, trespass, surveillance, invasion of privacy or the obtaining, processing or using of Personal Information in or via any media. The Company has implemented and maintain a comprehensive and commercially reasonable written information security program that protects the security, confidentiality, and integrity of Personal Information and confidential business information and the systems and networks on which such information resides or through which it is processed (collectively “Systems”), which program contains administrative, technical, and physical safeguards appropriate to the Company’s size, complexity, the nature and scope of their activities, and the sensitivity of the Personal Information and confidential business information collected or maintained by or on behalf of the Company and, in any event, is in compliance, in all material respects, with all applicable Laws and applicable Contractual Obligations. Without limiting the generality of the foregoing, the Company uses reasonable efforts to select and retain third party service providers that are capable of maintaining appropriate security measures to protect Personal Information and confidential business information and contractually require that each third party service provider to whom the Company provides Personal Information or confidential business information maintain the confidentiality of such Personal Information or confidential business information and comply with all applicable laws relating thereto. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any Law, Contractual Obligation (including any Payment Network Regulation) or internal security policy regarding, or any unauthorized access or acquisition of any Personal Information or confidential business information maintained by the Company or by any third party service provider on behalf of the Company, nor has there been any security breach or unauthorized access of any System of the Company or of any such third party service provider on which such information resides or through which such information is processed. The Company has not provided, or been required by any Law or Contractual Obligation to provide, any notice of any security breach or unauthorized acquisition or access of Personal Information of the Company to any Person. No Person has notified the Company in writing that any Personal Information or other confidential information of the Company (whether in the custody or control of the Company or any third party service provider) has been breached, accessed or acquired by an unauthorized third party, or that any of the Company’s Systems have been breached. The Company is not subject to any governmental or court order, consent decree, written assurance, written agreement, investigation, inquiry, hearing, proceeding, action or written complaint with or of any Governmental Authority relating to the privacy or security of Personal Information. The Company has provided the Buyer with accurate and complete copies of all internal written information security policies, standards and procedures, and the most recent written third party or internal assessments of the Company’s information security programs.

3.14. Compliance with Laws; Governmental Permits.

3.14.1. The Company has complied in all material respects with, are not in material violation of, and have not received any written notices or other claims or assertions of material violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business or otherwise applicable to it or its properties or assets. Neither the Company, nor, to the Company’s Knowledge, any manager, officer, Affiliate, contractor or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a Government Official or employee, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

3.14.2. The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority that is necessary to own, lease and operate its properties and to carry on the Business as owned, leased, operated or carried on as of the date of this Agreement (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except as has not had, and is not reasonably likely to have, a Company Material Adverse Effect . The Company has not received any written notice or other communication from any Governmental Authority regarding (a) any material violation of any Legal Requirements or material violation of any Company Authorization or any failure to comply in a material respect with any term or requirement of any Company Authorization or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Contemplated Transactions. Schedule 3.14.2 sets forth a true and complete list of each Company Authorization.

3.15. FDA Regulatory Compliance.

3.15.1. Except as set forth on Schedule 3.15.1, the Company has all Registrations required to conduct their business, and Schedule 3.15.1 sets forth a true and complete list of such Registrations. Each of the Registrations is valid and subsisting in full force and effect. Neither the FDA nor any comparable Governmental Authority has notified the Company that it is considering limiting, suspending or revoking such Registrations or changing the marketing classification or labeling of the products of the Company. To the Company’s Knowledge, there is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable Governmental Authority. The Company has fulfilled and performed their obligations under each Registration required to be performed as of or prior to the date hereof, and to the Company’s Knowledge, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Company’s Knowledge, any Third Party that is a manufacturer or contractor for the Company is in compliance with all Registrations insofar as they pertain to the manufacture of product components or products for the Company.

3.15.2. All products developed, tested, investigated, manufactured, stored, distributed, marketed, or sold by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Governmental Authority have been and are being developed, tested, investigated, manufactured, stored, distributed, marketed, and sold in compliance with FDA Legal Requirements or any other applicable Legal Requirement, including, to Company’s Knowledge, those regarding non-clinical testing, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, adverse event reporting and reporting of corrections and removals.

3.15.3. The Company has not received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals or any other written correspondence from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Legal Requirements or Registrations. The Company is not subject to any obligation arising under an administrative or regulatory action, inspection, warning letter, notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority with respect to a violation or FDA action, and, to the Company’s Knowledge, no such proceedings have been threatened. The Company has made all material notifications, submissions and reports required by FDA Legal Requirements.

3.15.4. Except as set forth on Schedule 3.15.4, no product distributed or sold by or on behalf of the Company has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (a) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (b) a change in the labeling of any such product; or (c) a termination, seizure or suspension of marketing of any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or threatened against the Company, and no product sold by or on behalf of the Company is characterized by a design or other defect.

3.15.5. To the Company’s Knowledge, the Company has never been, and none of its employees or other persons engaged by the Company have ever been, (a) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (b) convicted of a crime for which a person can be debarred, (c) threatened to be debarred, (d) indicted for a crime or otherwise engaged in conduct for which a person can be debarred.

3.16. Healthcare Regulatory Compliance.

3.16.1. Neither Company, nor any officer, managing employee, or agent (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the Company’s Knowledge, any other Person described in 42 C.F.R. § 1001.1001(a)(ii), (a) is or has been a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Legal Requirements; (b) has made any filings pursuant to the U.S. Department of Health and Human Services Office of Inspector General self-disclosure protocol; (c) is or has been a defendant in any Action brought under a federal or state whistleblower statute, including without limitation the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.); or (d) has been served with or received any written search warrant, subpoena (other than those related to actions against Third Parties), civil investigative demand or contact letter from a Governmental Authority. For purposes of this Section 3.16.1, a “Contact Letter” means a letter from a Governmental Authority notifying the Company, any officer or managing employee or to Company’s Knowledge, an agent of the Company or the Company’s Representatives of a potential violation under a Health Care Legal Requirement which allows the Company, its officers, managing employees, agents or its Representatives an opportunity to respond prior to the Governmental Authority taking further action.

3.16.2. Neither the Company, nor, to Company’s Knowledge, any officer, managing employee, agent (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor any other Person described in 42 C.F.R. § 1001.1001(a)(ii): (a) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (b) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (c) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (d) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained by the System for Award Management or other federal agencies; or (e) to the Company’s Knowledge, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

3.16.3. To Company’s Knowledge, neither the Company, nor any officer, managing employee, agent (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor any other Person described in 42 C.F.R. § 1001.1001(a)(ii) has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, the federal Medicare or federal or state Medicaid statutes, including without limitation Sections 1128, 1128A, 1128B, 1128C, 1128G or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, 42 U.S.C. § 1320a-7h and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or any other state or federal Legal Requirement that governs the activities of manufacturers of medical devices or the healthcare industry generally (collectively, “Health Care Legal Requirements”), including the following:

(a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(b) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(c) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (ii) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(d) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (i) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (ii) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complies with applicable statutory or regulatory safe harbors; or

(e) any other activity that violates any state or federal Legal Requirement relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

3.16.4. To the Company’s Knowledge, no Person has filed or has threatened to file against the Company an Action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

3.16.5. The Company’s use and dissemination of any personally-identifiable information concerning individuals is in material compliance with all applicable Legal Requirements, contractual obligations to which the Company is bound, privacy policies and terms of use. The Company maintains policies and procedures regarding data security and privacy and maintain administrative, technical and physical safeguards that are commercially reasonable and, in any event, in compliance with applicable Legal Requirements or contractual obligations. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company. The Company has made available to the Buyer true and complete copies of all agreements (each, a “Business Associate Agreement”) under which the Company is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. The Company is not in breach of any Business Associate Agreement. To the Company’s Knowledge, the Company is not under investigation by any Governmental Authority for a violation of HIPAA, the Federal Privacy and Security Regulations, or any other Legal Requirement applicable to the Company’s use and dissemination of any personally-identifiable information concerning individuals, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.

3.16.6 To the extent any the Company provides to customers or others reimbursement coding or billing advice regarding products offered for sale by the Company and procedures related thereto, such advice is materially: (a) true and complete, (b) in compliance with all Federal Healthcare Program Laws, (c) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM) and other applicable coding systems, (d) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines, (e) has been independently verified and supports accurate claims for reimbursement by federal, state and commercial payors, and (f) provided only with respect to approved indications of such products.

3.16.7 The Company has an operational healthcare compliance program that: (a) governs all employees and contractors, including sales representatives; and (b) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; and (c) complies with the AdvaMed Code of Ethics on Interactions with Health Care Professionals. The Company operates in strict compliance with such healthcare compliance program.

3.16.8. The Company is in material compliance, and has policies and procedures in place to track activities to ensure material compliance, with: (a) state Legal Requirements regulating, or requiring the disclosure to a state agency of, interactions between medical device manufacturers or related entities and healthcare providers or other individuals and entities associated with the healthcare industry; and (b) the so-called federal sunshine law (42 U.S.C. § 1320a-7h). Such compliance includes, without limitation, current registration and filings with appropriate federal and state agencies, as applicable. Other than as listed on Schedule 3.16.8, no Member is a “Physician” or “Teaching Hospital” under the Patient Protection and Affordable Care Act or applicable regulations thereunder or a healthcare professional otherwise subject to disclosure requirements under such law or any comparable state Legal Requirement.

3.17. Export Control Laws and Anticorruption Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

3.17.1. The Company has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States;

3.17.2. The Company is in compliance with the material terms of all applicable export licenses or other approvals;

3.17.3. There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such material export licenses or other approvals;

3.17.4. There are no Actions or, to the Company’s Knowledge, conditions or circumstances pertaining to any of the Company’s export transactions that would reasonably be expected to give rise to any future claims; and

3.17.5. No consents or approvals for the transfer of export licenses to the Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

3.17.6. None of the Company, or to the Company’s Knowledge, its Representatives or any other Person acting for or on behalf of the Company, has paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any Government Official or to any Person, in each case, under circumstances where the Company, its Representatives or such Persons knew or reasonably ought to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Government Official:

(a) for the purpose of: (i) influencing any act or decision of a Government Official in their official capacity; (ii) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (iii) securing any improper advantage; (iv) inducing a Government Official to influence or affect any act or decision of any Governmental Authority, any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority, or any political party; or (v) assisting the Company or its Representatives or any other Person acting for or on behalf of the Company in obtaining or retaining business for or with, or directing business to, the Company, its Representatives or such Persons; and

(b) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage in violation of any Anticorruption Laws.

3.17.7. The Company has not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. Neither the Company nor, to Company’s Knowledge, its Representatives nor any other Person acting for or on behalf of the Company has received any notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.17.

3.17.8. No officer, manager or employee of the Company is a Government Official. No Government Official, Governmental Authority, company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority, or any political party, presently owns an interest, whether direct or indirect, in the Company or has any legal or beneficial interest in the Company.

3.17.9. The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP.

3.18. Tax Matters.

3.18.1. The Company has duly and timely filed all income and other material Tax Returns required to be filed by them and will prepare and file, in a manner consistent with prior years, all Tax Returns required to be filed by them on or before the Closing Date. The Company has timely paid (and will timely pay, as applicable) all Taxes owed by them (whether or not shown on any Tax Return), except Taxes that are not yet due and for which adequate reserve has been accrued (or will be accrued, as applicable) on the books and records of the Company in accordance with GAAP. All Tax Returns are and will be complete and accurate in all material respects and were and will be prepared in compliance with all applicable Legal Requirements. The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns filed by, assessed against, or agreed to by, the Company within the last three (3) calendar years.

3.18.2. The Most Recent Balance Sheet reflects all Liability for unpaid Taxes of the Company for periods (or portions of periods) through the Most Recent Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Most Recent Balance Sheet Date except for Taxes arising in the Ordinary Course of Business subsequent to the Most Recent Balance Sheet Date. The Company will have no material Liability for unpaid Taxes as of the Closing Date that was not included in the Estimated Closing Statement.

3.18.3. There are no liens with respect to Taxes upon any asset of the Company other than liens for Taxes not yet due and payable and for which adequate reserves have been set forth in the Audited or Unaudited Financials in accordance with GAAP. No foreign, federal, state, or local tax audits, investigation, claim, dispute or other administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local Tax Authority (including jurisdictions where the Company has not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. No extension of time with respect to a Tax assessment or deficiency, waiver of any statute of limitations with respect to Taxes or power of attorney with respect to Taxes granted by the Company is currently in effect, proposed or agreed. No claim has ever been received by the Company from a Tax Authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation by that jurisdiction. The Company has not participated in a “reportable transaction” or a “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations or any similar Legal Requirement.

3.18.4. The Company is and has always been treated as a partnership for United States federal and state income tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company.

3.18.5. The Company has not been required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481, 482 or 263A of the Code as a result of transactions, events or accounting methods employed prior to the Merger.

3.18.6. The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement.

3.18.7. The Company has not ever been a member of an “affiliated group” within the meaning of section 1504(a) of the Code filing a consolidated federal income Tax Return or any consolidated, combined, unitary, aggregate group or similar affiliated group for tax purposes under any state, local or foreign law (in each case, other than an “affiliated group” the common parent of which is the Company).

3.18.8. The Company has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations or any similar Legal Requirement, or as a transferee, successor, by Contract or otherwise.

3.18.9. Except as disclosed in Schedule 3.18.9, the Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a Taxable period ending on or prior to the Closing Date or requested prior to the Closing; (b) “closing agreement” described in Section 7121 of the Code (or any similar Legal Requirement) executed prior to the Closing; (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar Legal Requirement); (d) election under Code Section 108(i); or (e) installment sale, open transaction or prepaid amount made or received prior to the Closing.

3.18.10. The Company has provided or made available to the Buyer all documentation relating to any applicable Tax holidays or incentives. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Contemplated Transactions.

3.18.11. The Company has deducted, withheld and timely paid to the appropriate Tax Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Member or other third party, and has complied with all reporting and recordkeeping requirements.

3.18.12. The Company has not made any payments, or has been or is a party to any Contractual Obligation that could result (alone or in connection with any other event) in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

3.18.13. The Company has not ever been a party to any joint ventures, partnership or other agreement that could be treated as a partnership for Tax purposes, not including the Operating Agreement, for the avoidance of doubt. The Company does not own, directly or indirectly, any Equity Interest in any Person. The Company owns no property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer tax.

3.18.14. The Company has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any Governmental Authority or Tax Authority.

3.18.15. Since January 1, 2013, the Company has neither made nor changed any material tax election; elected or changed any method of accounting for tax purposes or any annual tax accounting period; settled or compromised any material amount of taxes; amended any material tax returns or filed claims for refund of income taxes, sales taxes, or a material amount of other taxes; or entered into any closing agreement or surrendered in writing any right to claim a tax refund, offset, or other reduction in tax liability.

3.18.16. There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

3.18.17. The representations and warranties in this Section 3.18 and Sections 3.5.5, 3.8(f), 3.8(g), 3.8(j), 3.8(k), 3.8(m),

3.8(o), and 3.19 shall constitute the sole and exclusive representations and warranties on any Tax matter of the Company or any Subsidiary of the Company, including representations and warranties regarding the compliance with Tax Laws, liability for Taxes, and accruals and reserves for Taxes on any financial statement or the books and records of the Company.

3.19. Employee Benefit Plans and Employee Matters.

3.19.1. Schedule 3.19.1 lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all option, profits interest, equity purchase, phantom equity, stock appreciation right, supplemental retirement, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), flexible spending account, dependent care (Section 129 of the Code), life insurance or accident insurance, vacation pay, salary continuation for disability, sick leave, paid time off, death, profit sharing, education, legal services, employee assistance, long term care, incentive or fringe benefit plans, programs or arrangements, (iii) all other bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements, and (iv) all employment or executive Compensation or severance agreements or offer letters, in each case, whether or not reduced to writing, sponsored, maintained, contributed to (or required to be contributed to) by the Company or for the benefit of, or relating to, any current or former member, employee, consultant or non-employee manager of the Company, or any of their respective dependents or beneficiaries, or with respect to which the Company has any liability (contingent or otherwise) (clauses (i) – (iv) together, the “Company Employee Plans”).

3.19.2. The Company has furnished or made available to the Buyer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contractual Obligations, employee booklets, summary plan descriptions and other authorizing documents) and any amendments thereto and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to the Buyer true, correct and complete copies of the Form 5500 reports filed for the last three plan years, if any. Each Company Employee Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion or determination letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that the form of such Company Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to result in the loss of the qualified status of such Company Employee Plan.

3.19.3. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the applicable requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made as required by applicable Legal Requirements and the terms of the relevant Company Employee Plan and at the time(s) required by Applicable Legal Requirements. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, and Applicable Law, without material Liability to the Buyer and/or the Surviving Company (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation has been brought, or to the Company’s Knowledge, is threatened, against or with respect to any such Company Employee Plan (other than routine claims for benefits). No Company Employee Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.19.4. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Legal Requirement.

3.19.5. Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in, contributes to or is required to contribute to, or has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” as defined in Sections 3(37) or 4001(a)(8) of ERISA, and no condition exists that presents a risk to the Company of incurring any material liability under Title IV of ERISA or Section 412 or Section 430 of the Code.

3.19.6. No Company Employee Plan is maintained or sponsored primarily for the benefit of current or former employees or service providers located outside of the United States or is subject to the Laws of a jurisdiction other than the United States, and neither the Company nor any of its Affiliates has any obligation to provide for statutorily mandated benefits in a jurisdiction outside of the United States.

3.19.7. Except as set forth on Schedule 3.19.7, none of the execution and delivery of this Agreement, the consummation of the Merger or any other Contemplated Transaction or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (a) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (b) increase or otherwise enhance any benefits otherwise payable by the Company, (c) result in the acceleration of the time of payment or vesting of any such benefits, (d) increase the amount of Compensation due to any Person, or (e) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

3.19.8. The Company is, and has been since January 1, 2010, in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including but not limited to those respecting discrimination, terms and conditions of employment, worker classification (including the proper classification of workers as employees, independent contractors and consultants, as exempt or non-exempt for overtime pay and for all Tax purposes and for purposes of determining eligibility to participate in any Company Employee Plans), wages, hours, occupational safety and health, immigration, layoffs and plant closings or shut-downs, and the Company has not engaged in any unfair labor practice as defined in the National Labor Relations Act or other analogous Legal Requirement. The Company has not received notice of any charge, complaint or other proceeding pending or threatened before the National Labor Relations Board or any other Governmental Authority relating to employment or employment practices. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).

3.19.9. The Company is not a party to or bound by any collective bargaining agreement or other labor union Contractual Obligation or arrangement, and no collective bargaining agreement is being negotiated by the Company. To Company’s Knowledge, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the Company’s Knowledge there are no activities, petitions or proceedings of any labor union, works council, or similar organization or to organize its employees. There is no labor dispute, strike, lockout, slowdown or work stoppage against or affecting the Company pending or, to the Company’s Knowledge, threatened in writing.

3.19.10. Except as set forth on Schedule 3.19.10, no employee of the Company has given notice of intention to terminate employment in writing to the Company and to the Company’s Knowledge, no such employee intends to terminate his or her employment with the Company. The employment of each of the employees of the Company is “at will” (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 3.19.10. The Company has not been: (a) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (b) required to comply with Executive Order 11246 or (c) required to maintain an affirmative action plan. The Company is in material compliance with all applicable obligations to file EEO-1 reports and VET-100 reports.

3.19.11. The Company has provided or made available to the Buyer a true, correct and complete list of the titles, hire date, and rates of Compensation of all officers, managers, and employees of the Company, showing each such person’s position, base pay (or applicable hourly rate), status as exempt/non-exempt and part/full time and bonuses and similar payments for the 2014 fiscal year.

3.19.12. The Company has provided or made available to the Buyer a true, correct and complete list of all of its and the Company’s current consultants, advisory board members and independent contractors, showing applicable contract rates and other payments made to or with respect to, such consultants, advisory board members and independent contractors.

3.19.13. The Company has made available to the Buyer true, correct and complete copies of each of the following: all forms of confidentiality, non-competition or inventions agreements between employees/consultants and the Company; the most current management organization chart(s); all current agreements and/or insurance policies providing for the indemnification of any officers or managers of the Company; and all personnel manuals, handbooks, policies, rules or procedures applicable to the Company employees. The execution of this Agreement and the consummation of the Contemplated Transactions will not result in any breach or other violation of any Company Employee Plan or any other labor-related agreement to which the Company is a party or by which it is bound, or that pertains to the Company employees or any independent contractor of the Company.

3.20. Environmental Matters.

3.20.1. Except as set forth in Schedule 3.20, the Company is in material compliance with all applicable Environmental Laws (which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance could not reasonably be expected to be material to the Company taken as a whole. The Company has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Company is not in such compliance, and, to the Company’s Knowledge, there are no past or present actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future.

3.20.2. Except as set forth in Schedule 3.20, there is no Environmental Action pending or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, against any Person whose Liability for any Environmental Action the Company have or may have retained or assumed either contractually or by operation of law which could reasonably be expected to be material to the Company taken as a whole.

3.20.3. To the Company’s Knowledge, except as set forth in Schedule 3.20, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Action against the Company, or to the Company’s Knowledge, against any Person whose Liability for any Environmental Action the Company has or may have retained or assumed either contractually or by operation of law which could reasonably be expected to be material to the Company.

3.20.4. Except as set forth in Schedule 3.20, the Company has not, and to the Company’s Knowledge, no other person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any Facilities or Property currently or formerly owned, operated or leased by the Company or a Company Subsidiary, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business of the Company(which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no Release or threatened Release of any such substances).

3.20.5. The Company has delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any Facilities or Property, or regarding the Company’s compliance with applicable Environmental Laws.

3.21. Contracts.

3.21.1. Contracts. Except as disclosed on Schedule 3.21.1, no the Company is not bound by or a party to:

(a) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by the Company in excess of an aggregate of $50,000 in 2014 and 2015;

(b)(i) any capital lease or (ii) any other lease or other Contractual Obligation relating to Equipment providing for aggregate rental payments in excess of $50,000, under which any Equipment is held or used by the Company;

(c) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 3.13;

(d) any Contractual Obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e) any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations or purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(f) any Contractual Obligation concerning or consisting of a partnership or joint venture agreement;

(g) any Contractual Obligation (or group of related Contractual Obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt or (ii) under which the Company has permitted any Asset to become subject to an Encumbrance;

(h) any Contractual Obligation under which any other Person has guaranteed any Debt of the Company;

(i) any Contractual Obligation relating to confidentiality or non-competition, except for employee agreements (whether the Company is subject to or, to the Company’s Knowledge, the beneficiary of such obligations);

(j) any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions (whether alone or in conjunction with any other event, including by reason of a termination of employment following such transaction);

(k) any Contractual Obligation under which the Company has, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

(l) any Contractual Obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any member, officer, manager, employee, independent contractor or consultant (other than a Company Employee Plan);

(m) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

(n) any Contractual Obligation under which the Company has non-competition obligations or other agreements that prohibit or otherwise restrict the Company or any of the Company’s current or future Affiliates from freely engaging in business anywhere in the world;

(o) any Contractual Obligation with a Governmental Authority;

(p) any Contractual Obligation with any surgeon, physician or other health care professional; and

(q) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $100,000 over the life of such Contractual Obligation.

The Company has delivered or otherwise made available to the Buyer true, correct and complete copies of each written Contractual Obligation listed on Schedule 3.21, in each case, as amended or otherwise modified and in effect.

3.21.2. Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.9 (Debt), 3.11 (Real Property Leases), 3.13 (Intellectual Property), 3.19.1(Employee Plans), 3.21 (Contracts), 3.23 (Commercial Relationships) or 3.25 (Insurance) (each, a “Disclosed Contract”) is Enforceable against the Company and, to the Company’s Knowledge, each other party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

3.21.3. Breach, etc. The Company is not nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any material provision of, any Disclosed Contract.

3.22. Affiliate Transactions. Except for the matters disclosed on Schedule 3.22, no Member of the Company or any Affiliate of any such Member is, to the Company’s Knowledge, an officer, manager, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Except as disclosed on Schedule 3.22, no Member of the Company or any Affiliate of any such Member owns any Asset used in the Business.

3.23. Commercial Relationships. None of the Company’s material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or has, during the last twelve months, materially altered its relationship with the Company. The Company has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company. Without limiting the generality of the foregoing, the Company is in material compliance with diligence obligations, and has not failed to achieve any material development milestones within applicable time periods that have not been extended or waived, under material license agreements.

3.24. Litigation; Governmental Orders; Product Liability.

3.24.1. Litigation. Except as set forth in Schedule 3.24.1, there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which may affect the Company or its ownership of, or interest in, any material Asset or the use or exercise by the Company of any material Asset. There is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of the Company, nor, to the Company’s Knowledge, is there any basis for any of the foregoing. There is no Action which the Company presently intends to initiate.

3.24.2. Governmental Orders. No Governmental Order has been issued which is applicable to, or otherwise affects, the Company or its Assets or the Business.

3.24.3. Product Liability. Except as set forth in Schedule 3.24.3, the Company has not received any written claim for or based upon breach of product warranty or product specifications or any other allegation of Liability resulting from the sale of its products or the provision of services. The products sold or delivered (including the features and functionality offered thereby) or services rendered by the Company comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services, true and complete copies of which have previously been made available to the Buyer. All Company Products sold prior to the date of this Agreement are free from design defects, except as would not, individually or in the aggregate, be expected to cause a Company Material Adverse Effect.

3.25. Insurance. Schedule 3.25 sets forth a list of insurance policies under which the Company, or any of its Assets, employees, officers or managers or the Business is currently insured (the “Liability Policies”). The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Company has made available to the Buyer true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 3.25 describes any self-insurance arrangements affecting the Company. The Company has for the past five years maintained in full force and effect the insurance policies listed in Schedule 3.25 or other policies providing similar coverage with respect to their Assets and the Business. Except as disclosed on Schedule 3.25, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has threatened in writing to cancel any Liability Policy. Except as disclosed on Schedule 3.25, to the Company’s Knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any Liability Policy. Except as disclosed on Schedule 3.25, the Company will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

3.26. No Brokers. The Company has no Liability of any kind to, nor is subject to any claim of, any broker, finder or agent for any fee or commission in connection with the Contemplated Transactions other than those that are paid prior to the Closing or included in Company Transaction Expenses. The Company has disclosed to the Buyer correct and complete copies of all engagement letters with a broker, finder or agent related to any fee or commission included in the Company Transaction Expenses.

3.27. HSR Thresholds. The Company represents and warrants that it is not a “person” (as defined in 16 C.F.R. § 801.1(a)(1)) with $14.2 million or more of total assets or annual net sales, in each case as determined in accordance with 16 C.F.R. § 801.11.

3.28 No Other Representations or Warranties. Except for the representations and warranties contained in Article 3 (as qualified by the Disclosure Schedules), neither the Company, nor any Member nor any other Person (including any officer, manager, employee, Affiliate, advisor, agent, broker or other representative of the Company) has made to Buyer, Merger LLC or any other Person any representation or warranty, express or implied, relating or with respect to this Agreement, the transactions contemplated thereby, the Company or its business, operations, properties, and liabilities or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose or otherwise.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER LLC.

Except as set forth in (i) the annual report on Form 10-K filed by the Buyer with the SEC with respect to the fiscal year ended December 31, 2012 (the “Form 10-K”), (ii) any Current Reports on Form 8-K filed by the Buyer with the SEC since January 1, 2013, (iii) the quarterly reports on Form 10-Q filed by the Buyer with the SEC since January 1, 2013, (iv) all other statements, reports, schedules, forms and other documents filed by the Buyer with the SEC since December 31, 2012, and all amendments thereto, other than exhibits to any of the foregoing (collectively the “SEC Reports”) (it being understood that any matter disclosed in any SEC Report will be deemed to be disclosed for a representation herein only to the extent that it is reasonably apparent from such disclosure in such SEC Report that such disclosure is applicable to such representation) the Buyer makes the following representations and warranties to the Company as of the date of this Agreement:

4.1. Organization. Each of the Buyer and Merger LLC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so quality has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect.

4.2. Power and Authorization. The execution, delivery and performance by each of the Buyer and Merger LLC of this Agreement and each Ancillary Agreement to which the Buyer or Merger LLC, as applicable, is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of each of the Buyer and Merger LLC, as applicable, and have been duly authorized by all necessary action on the part of each of the Buyer and Merger LLC. This Agreement and each Ancillary Agreement to which the Buyer or Merger LLC is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer or

Merger LLC, as applicable, and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of each of the Buyer or Merger LLC, as applicable, Enforceable against each of the Buyer or Merger LLC, as applicable, in accordance with its terms.

4.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer and the Merger LLC of this Agreement and each Ancillary Agreement to which each of the Buyer or Merger LLC, as applicable, is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer and the Merger LLC, other than the filing of the Certificate of Merger with the Secretary of State of the State of California.

4.4. Noncontravention. Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by the Buyer or Merger LLC of this Agreement or any Ancillary Agreement to which such entity is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to the Buyer or Merger LLC;

(b) result in a breach or violation of, or default under, or material modification or adverse change in any material Contractual Obligation of the Buyer or Merger LLC;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation; or

(d) result in a breach or violation of, or default under, either the Buyer’s or Merger LLC’s Organizational Documents, except, in the case of clauses (a) - (c) above, which has not had and is not reasonably likely to have a Buyer Material Adverse Effect.

4.5. Buyer SEC Filings. The periodic reports required to be made by the Buyer since December 31, 2012 under the Exchange Act have been filed with the SEC, and such filings complied, as of their respective dates or, if applicable, as of the date of any subsequent amendment to such filing, in all material respects with applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder (collectively, the “Buyer SEC Reports”). None of the Buyer SEC Reports, as of their respective dates, after giving effect to any amendments thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

4.6. Buyer Financial Statements. The consolidated financial statements of the Buyer and its subsidiaries included in the Buyer SEC Reports complied, as of the dates thereof, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. The consolidated financial statements of the Buyer and its subsidiaries included in the Buyer SEC Reports present fairly, in all material respects, the financial position of the Buyer and its subsidiaries as of the dates thereof, and the results of operations and cash flows for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP, except as may be noted therein.

4.7. Financing. The Buyer will have at Closing cash funds in sufficient amounts to pay the cash portion of the Merger Consideration.

4.8. Capitalization. As of October 30, 2013, 47,099,032 shares of Buyer Common Stock were issued and outstanding. All such outstanding shares have been validly issued, fully paid and nonassessable. Upon issuance and receipt of consideration in accordance with the terms and conditions of this Agreement, the shares of Buyer Common Stock included in the Merger Consideration will be validly issued, fully paid and nonassessable but are subject to restrictions on transfer and trading imposed by Securities Act of 1933, as amended, and the rules thereunder, and any applicable blue sky laws.

4.9. No Brokers. Neither the Company nor any Member has or will have any Liability of any kind to any investment bank or broker due to the engagement by the Buyer of such investment bank or broker with respect to the Contemplated Transactions.

4.10. No Buyer Material Adverse Effect. Since the filing with the SEC by Buyer of Buyer’s most recent SEC Report, there has been no Buyer Material Adverse Effect.

ARTICLE 5

COVENANTS.

5.1. Closing. The Parties will cooperate with each other and the Company, the Members’ Representative and the holders of the Company Member Interests will use commercially reasonable efforts to take all of the actions and deliver all the various certificates, documents and instruments described in ARTICLE 6 as being performed or delivered by the holders of Company Member Interests, the Members’ Representative or the Company. The Buyer will use commercially reasonable efforts to take all of the actions and deliver all the various certificates, documents and instruments described in ARTICLE 7 as being performed and delivered by the Buyer.

5.2. Operation of Business.

5.2.1. Conduct of Business. From the date of this Agreement until the Closing Date, the Company will:

(a) conduct the Business only in the Ordinary Course of Business; and

(b) use commercially reasonable efforts to preserve intact its business organization, Assets and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees, and will not abandon or materially limit the scope of any Company Intellectual Property Rights.

5.2.2. Buyer’s Consent. Without limiting the generality of Section 5.2.1, without the written consent of the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not:

(a) take or omit to take any action that would cause the representations and warranties in ARTICLE 3 to be untrue at, or as of any time prior to, the Closing Date; and

(b) take or omit to take any action which, if taken or omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement, would have been required to be disclosed on Schedule 3.8, provided that prior to the Closing, the Company will be permitted to use any available cash and cash equivalents of the Company to pay the Transaction Expenses and to repay or redeem any outstanding Debt of the Company.

5.3. 401(k) Plans. If requested by the Buyer in writing, the Company will terminate any 401(k) plan sponsored by the Company immediately prior to the Effective Time.

5.4. Notices and Consents.

5.4.1. The Company. The Company will give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 3.3 and Schedule 3.4. Prior to distributing any notice, consent or other communication pursuant to this Section 5.4.1, the Company will provide such communication to the Buyer and provide the Buyer with a reasonable opportunity to review and comment thereon.

5.4.2. Members. Prior to 5:00 p.m. Central Time on the date of this Agreement, the Company will obtain the Company Member Approval.

5.4.3. Buyer. The Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 4.3 and Schedule 4.4.

5.4.4. Options. Promptly after execution and delivery of this Agreement, the Company will provide notice to all of the holders of the Company Options of the Contemplated Transactions.

5.5. Buyer’s Access to Premises; Information.

5.5.1. Access. From the date of this Agreement until the Closing Date, the Company will permit the Buyer and its Representatives to have reasonable access (at reasonable times and upon reasonable notice) to all officers of the Company and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Company and make copies of such books, records, contracts, data, information and documents as the Buyer or its Representatives may reasonably request.

5.5.2. Monthly Financials. The Company will prepare and furnish to the Buyer, promptly after becoming available and in any event within fifteen days of the end of each calendar month, monthly unaudited financial statements of the Company in the form customarily prepared by management for internal use, (the “Monthly Financials”) for each complete month following the Most Recent Balance Sheet Date through the Closing Date.

5.6. Notice of Developments. From the date of this Agreement until the Closing Date, the Company and the Members will give the Buyer prompt written notice upon becoming aware of any development that is or would reasonably be expected to constitute a Company Material Adverse Effect, or any event or circumstance that could reasonably be expected to result in a breach of, or material inaccuracy in, any of the Company’s or the Members’ representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement. From the date of this Agreement until the Closing Date, the Buyer will give the Company and the Members prompt written notice upon becoming aware of any development that is or would reasonably be expected to constitute a Buyer Material Adverse Effect, or any event or circumstance that could reasonably be expected to result in a breach of, or material inaccuracy in, any of the Buyer’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

5.7. Exclusivity. From the date of this Agreement until the Closing, unless earlier terminated under ARTICLE 8 hereof (the “Exclusivity Period”), the Company will not (and will not permit its Affiliates or any of its Representatives or its Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Company or any merger, recapitalization, share exchange, sale of substantial Assets or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify the Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited). Notwithstanding the foregoing, prior to the receipt of consents setting forth the approval of the holders of the Company Member Interests signed by the holders of outstanding Company Member Interests having not less than the minimum number of votes and/or interests as are necessary to approve and adopt this Agreement, nothing in this Section 5.7 or any other provision of this Agreement will prohibit the Company’s manager from taking a position or disclosing to the holders of the Company Member Interests of a position that it believes in its good faith judgment is required under applicable Legal Requirements and that the failure to take such position or make such disclosure would cause the Company’s manager to violate any fiduciary duties it has to the holders of the Company Member Interests under applicable Legal Requirements.

5.8. Payment of Indebtedness.

5.8.1. Debt of the Company. The Company will satisfy all Liabilities in respect of the Debt identified on Schedule 5.8 in full at or before the Closing.

5.8.2. Members’ Obligations. At or before the Closing, the Company will cause each of its Members and Affiliates to satisfy all Liabilities to the Company in respect of Debt.

5.9. Confidentiality. Each of the Buyer and the Company hereby reaffirms its obligations under the Non Disclosure Agreement, dated as of November 6, 2013, and the confidentiality provisions of the Letter of Interest dated as of December 20, 2013, by and between the Buyer and the Company.

5.10. Publicity. No public announcement or disclosure may be made by any Party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the other Parties; provided, however, that the provisions of this Section 5.10 will not prohibit (a) any disclosure required by any applicable Legal Requirement or listing standard of any applicable exchange (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions, or (c) after the Effective Time, in the Ordinary Course of the Business, consistent with past practice. Until the receipt of Company Member Approval, the Company will not, and will cause the Company not to, make any disclosure, including to its employees and business partners, regarding the Contemplated

Transactions, other than as required in connection with obtaining the Company Member Approval. After the Effective Time, the Members’ Representative will be permitted to announce that it has been engaged to serve as the Members’ Representative in connection with the Merger so long as such announcement does not disclose any identifiable terms of the Merger and the Contemplated Transactions which have not been otherwise previously publicly disclosed by or on behalf of the Buyer.

5.11. [Reserved].

5.12. Lien Discharges. The Company will obtain from the relevant secured parties a discharge or termination of the financing statements, security agreements and other filings evidencing liens and Encumbrances as listed on Schedule 5.12 hereto, in form and substance reasonably acceptable to Buyer, at or prior to Closing.

5.13. Resignations. Prior to the Closing Date, the Company will deliver to Buyer resignations executed by each manager or officers of the Company in office immediately prior to the Effective Time, which resignations will be effective at the Effective Time.

5.14. Further Assurances. From and after the Closing Date, upon the request of either the Members’ Representative or the Buyer, each of the Parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

5.15. Tax Matters. From the date of this Agreement until the Closing Date, without the prior written consent of Buyer, and except as required by Law, with respect to Taxes, the Company will not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could increase the Tax Liability of the Company after the Closing Date. After the Closing Date, without reasonable notice to the Members’ Representative, with respect to Taxes, neither the Buyer nor the Company will make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could increase the Tax Liability of the Company’s Members with respect to periods before and up to the Closing Date.

5.16. Lock-up Period; Legends on Share Consideration.

5.16.1. Lock-up Period. Until the first anniversary of the Closing Date, any Member owning 5.5% or more of the Company Member Interests outstanding immediately prior to the Closing (each a “5.5% Holder”), will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any share of Buyer Common Stock included in the Merger Consideration. The letter of transmittal will reflect this restriction. The certificates representing the shares of Buyer Common Stock issued as Merger Consideration to 5.5% Holders will bear the following legend:

THESE SECURITIES ARE SUBJECT TO RESALE RESTRICTIONS IN AN AGREEMENT AND PLAN OF MERGER, DATED JANUARY     , 2014.

5.16.2. Securities Act Legend. All certificates representing the shares of Buyer Common Stock issued as Merger Consideration also will bear the following legend :

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

5.16.3. Resale Registration Statement. Buyer agrees to file, as promptly as possible, but no later than ten (10) Business Days following the Effective Time, a registration statement on Form S-3 (the “Registration Statement”) with the Commission registering all shares of Buyer Common Stock included in the Stock Merger Consideration for resale by the Members from time to time during the subsequent one year period not subject to section 5.16.1. Buyer shall use commercially reasonable efforts to have the Registration Statement and the related prospectuses declared effective by the Commission as soon as possible thereafter and to prepare and file with the Commission such amendments and supplements to the registration as may be necessary to keep such Registration Statement effective until the date that is twelve months after the Closing Date. At the request of Buyer, the Members’ Representative will promptly report to Buyer the number of shares of Buyer Common Stock held by each Member that was not sold under the Registration Statement at the time the Buyer chooses to de-register the remaining securities registered on the Registration Statement. Buyer will use its commercially reasonable efforts to cause all Buyer Common Stock issued pursuant to this

Agreement to be listed on each securities exchange on which similar securities issued by Buyer are then listed. Buyer will provide a transfer agent and registrar for all Buyer Common Stock issued pursuant to this Agreement no later than the effective date of the Registration Statement. Upon the expiration of applicable holding periods under Rule 144 of the Act and the restrictions of 5.16.1 the Company will provide, or cause its counsel to provide, an opinion to the transfer agent and registrar that, subject to the holder’s satisfaction of the conditions of Rule 144, the shares of Buyer Common Stock can be resold pursuant to Rule 144. The obligations of the Buyer to maintain an effective Registration Statement under this Section 5.16.3 shall cease on the first anniversary of the Closing Date.

5.17. Obligations Assumed by Surviving Company.

5.17.1. Continuing Indemnification. The Surviving Company will, and the Buyer will cause the Surviving Company to, indemnify and hold harmless, and provide advancement of expenses to, all current and former managers and officers of the Company to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by such Company pursuant to the Company’s Organizational Documents or in any indemnification agreements listed in Schedule 5.17.1, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions). Without limiting the foregoing, the Buyer agrees that all rights to indemnification (including any obligations to advance funds for expenses) and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former managers or officers of the Company as provided in the Company’s Organizational Documents or any indemnification agreement listed in Schedule 5.17.1 will be assumed by the Surviving Company without further action, as of the effective time of the Merger, will survive the Contemplated Transactions and will continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were managers or officers of the Company.

5.17.2. Employees of the Company. The Buyer will offer all employees of the Company employment with the Buyer or the Surviving Company period for a period of at least six months in consideration for each such employee agreeing to terminate and waive any rights under any prior employment arrangement with the Company. Any employee of the Company whose employment is terminated by the Surviving Company within twelve months of the Closing Date shall be entitled to receive from the Surviving Company a severance payment equal to the greater of three months of the employee’s base salary as set forth in Schedule 3.19.1 or the change of control payment listed on Schedule 1 relating to such employee’s terminated employment agreement with the Company, paid in full upon termination of such employee. Notwithstanding anything to the contrary stated herein, any such severance payment shall not be considered a Transaction Expense, deductible from the Closing Consideration.

5.17.3. Employees; Benefit Plans.

(a) The Surviving Company shall provide to the employees of the Surviving Company plans, programs and arrangements with benefits (other than equity-based awards) that are substantially similar in the aggregate to those provided to similarly situated employees of Buyer as of the Closing Date. For purposes of determining eligibility to participate or levels of benefits or entitlement to benefits (but not for benefit accrual) under Buyer’s or the Surviving Corporation’s benefit plans, programs and arrangements (“Buyer Benefit Plans”), each such employee shall be credited with his or her years of service with the Company prior to the Closing Date (except to the extent such service credit would result in a duplication of benefits for the same period of service) and any pre-existing condition, actively-at-work, or similar requirement under any such benefit plans, programs or arrangements shall be waived by the plan sponsor with respect to such employees to the extent allowed thereunder and under Applicable Law. Notwithstanding any other provision of this Agreement to the contrary, all provisions contained in this Section 5.17 are included for the sole benefit of the parties hereto, and nothing in this Agreement, whether express or implied, (i) shall be treated as the adoption of or an amendment or other modification to any Buyer Benefit Plan, Company Employee Plan or other employee benefit plan, policy, agreement or other arrangement, (ii) shall limit the right of Buyer or its respective Affiliates to amend, terminate or otherwise modify any Buyer Benefit Plan, Company Employee Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing, or (iii) shall create any third party beneficiary or other right (x) in any person other than the parties hereto, including, without limitation, any current or former director, officer, employee or independent contractor of any of the Company or any participant in any Buyer Benefit Plan, Company Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment or engagement with Buyer or the Company.

ARTICLE 6

CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING.

The obligations of the Buyer and Merger LLC to consummate the Closing are subject to the fulfillment of each of the following conditions, which may be waived at the Buyer’s sole discretion in accordance with Section 11.3:

6.1. Representations and Warranties. The representations and warranties of the Company and the Members contained in this Agreement and in any document, instrument or certificate delivered hereunder (a)(i) that are not qualified by materiality or Company Material Adverse Effect are true and correct in all material respects at and as of the date of this Agreement and (ii) that are qualified by materiality or Company Material Adverse Effect are true and correct in all respects as so qualified at and as of the date of this Agreement and (b) will be true and correct in all respects as of the Closing Date as if made on the Closing Date (and representations and warranties that expressly speak only as of a specific date or time will be true and correct as of such specified date or time); provided, however, that the representations and warranties in Sections 3.1.1 (Organization), 3.2 (Power and Authorization), 3.2.4(Company Member Approval) and 3.5 (Capitalization) are true and correct at and as of the date of this Agreement and are true and correct at and as of the Closing Date.

6.2. Performance. The Company and each Member will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by them at or prior to the Closing.

6.3. Member Approval. The Company will have delivered to the Buyer consents setting forth the Company Member Approval.

6.4. Compliance Certificate. The Company and the Members’ Representative will have delivered to the Buyer a certificate substantially in the form of Exhibit 6.4.

6.5. Payment Schedule. The Company and the Members’ Representative will have delivered to the Buyer a schedule setting forth, with respect to each Member:

(a) the name and address of such Person and whether such Person is a Physician or Teaching Hospital under the Patient Protection and Affordable Care Act or applicable regulations thereunder or a healthcare professional otherwise subject to disclosure requirements under any comparable state Legal Requirement;

(b) all Company Member Interests held by such Person immediately prior to the Effective Time;

(c) all Company Options held by such Person immediately prior to the Effective Time (including, as of immediately prior to the Effective Time, the number of Company Member Interests that would be issuable upon exercise of such Equity Interests);

(d) the original issuance date with respect to each Company Member Interest held by such Person;

(e) the Merger Consideration to be paid to each such Person; and

(f) the number of shares and amount of cash in such Person’s Member Escrow Amount.

6.6. Qualifications. No provision of any applicable Legal Requirement and no Governmental Order prohibits the consummation of any of the Contemplated Transactions.

6.7. Absence of Litigation. No Action brought by a Government Entity will be pending or threatened in writing that may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which could result in any of the Contemplated Transactions being rescinded following consummation, (c) which could limit or otherwise adversely affect the right of the Buyer to own the Equity Interests of the Company (including the right to vote such interests), to control the Company, to operate all or any material portion of either the Business or Assets, or to operate all or any of the business or assets of the Buyer or any of its Affiliates to the extent arising out of or relating to the Contemplated Transactions or (d) could compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or, to the extent arising out of or relating to the Contemplated Transactions, the business or assets of the Buyer or any of its Affiliates.

6.8. Legal Opinion. The Buyer will have received from counsel to the Company and the Members (or other counsel reasonably acceptable to the Buyer), its opinion with respect to the Contemplated Transactions, which opinion will be in substantially the form attached hereto as Exhibit 6.8.

6.9. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, including those disclosed in Schedule 3.3 and Schedule 3.4, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

6.10. Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Buyer by each of the other Parties thereto.

6.11. Resignations. The Buyer will have received the resignations, effective as of the Closing, of each officer and manager of the Company, other than those whom the Buyer will have specified in writing at least five (5) Business Days prior to the Closing.

6.12. Officer Certificate. The Buyer will have received a certificate of the President and CEO of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to (a) no amendments to the Operating Agreement of the Company and (b) the resolutions duly adopted by the Company’s manager authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Contemplated Transactions.

6.13. No Company Material Adverse Effect. Since the Most Recent Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in, or are reasonably likely to result in, a Company Material Adverse Effect.

6.14. Repayment of Pre-Closing Indebtedness, Etc. The Company will have paid all Debt listed on Schedule 5.8 and will have obtained and delivered to the Buyer documentation satisfactory to Buyer evidencing such repayment and the termination of all Encumbrances on any Assets securing such Debt.

ARTICLE 7

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company and the Members to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived in writing by the Members’ Representative in accordance with Section 11.3):

7.1. Representations and Warranties. The representations and warranties of the Buyer and Merger LLC contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality will have been true and correct in all material respects at and as of the date of this Agreement and will be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made as of the Closing Date and (b) that are qualified by materiality will have been true and correct in all respects as so qualified at and as of date of this Agreement and will be true and correct in all respects as so qualified at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time; provided, however, that the representations and warranties in Sections 4.1 (Organization), 4.2 (Power and Authorization), and 4.8 (Capitalization) are true and correct at and as of the date of this Agreement and are true and correct at and as of the Closing Date.

7.2. Performance. Each of the Buyer and Merger LLC will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

7.3. Compliance Certificate. The Buyer will have delivered to the Members’ Representative a certificate in the form of Exhibit 7.3.

7.4. Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Members’ Representative by each of the other parties thereto.

7.5. Qualifications. No provision of any applicable Legal Requirement and no Governmental Order prohibits the consummation of any of the Contemplated Transactions.

7.6. Absence of Litigation. No Action brought by a Government Entity will be pending or threatened in writing that may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, or (b) which could result in any of the Contemplated Transactions being rescinded following consummation,

7.7. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, including those disclosed in Schedule 4.3 and Schedule 4.4, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Members’ Representative, and no such authorization, consent or approval will have been revoked.

ARTICLE 8

TERMINATION.

8.1. Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) by either the Buyer or the Company by providing written notice to the other at any time after March 31, 2014 (the “Drop Dead Date”) if the Closing has not occurred by reason of the failure of any condition set forth in ARTICLE 6, in the case of the Buyer’s termination right, or ARTICLE 7, in the case of the Company’s termination right, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the terminating party);

(c) by either the Buyer or the Company if there is a Legal Requirement, or a final nonappealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Closing;

(d) by the Buyer if (i) there is a breach of, or material inaccuracy in, any representation or warranty of the Company contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Company has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, and, in the case of each of clauses (i) and (ii) above, such breach or failure, singly or in the aggregate, has resulted in, or is reasonably likely to result in, a Company Material Adverse Effect or the failure of a condition set forth in ARTICLE 6 and cannot be or has not been cured on or before the earlier of five (5) Business Days before the Drop Dead Date or ten Business Days after the Buyer delivers notice to the Company of such breach or violation;

(e) by the Company if either (i) there is a breach of, or inaccuracy in, any representation or warranty of the Buyer contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Company’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in ARTICLE 7 and cannot be or has not been cured on or before the earlier of five (5) Business Days before the Drop Dead Date or ten Business Days after the Company delivers notice to the Buyer of such breach or violation; or

(f) by the Buyer, if consents in writing setting forth the Company Member Approval have not been delivered to the Buyer prior to 5:00 p.m. Central Time on the date of this Agreement.

8.2. Effect of Termination.

8.2.1. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement – other than the provisions of Sections 3.26 and 4.9(No Brokers), 5.10 (Publicity), 11.10 (Governing Law), 11.11 (Jurisdiction) and 11.13 (Waiver of Jury Trial) – will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any Party on or prior to the Termination Date, which will survive.

ARTICLE 9

INDEMNIFICATION.

9.1. Indemnification.

9.1.1. Indemnification by the Members. From and after the Effective Time and subject to the limitations set forth in this ARTICLE 9, each Member will, on a pro-rata basis according to the aggregate consideration received by each such Member, indemnify and hold harmless the Buyer and Merger LLC and each of their Affiliates (including the Surviving Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a) any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” and the Company’s Knowledge were deleted therefrom);

(b) any breach of, or inaccuracy in, any representation or warranty made by the Members in or pursuant to this Agreement or any Ancillary Agreement;

(c) any breach or violation of any covenant or agreement of the Company to the extent required to be performed or complied with by the Company prior to the Closing in or pursuant to this Agreement or any Ancillary Agreement;

(d) any fraud of the Company;

(e) any claim by any Member, employee, option holder or Member Interest Grant holder of the Company for consideration arising out of the Contemplated Transactions in excess of the Per Member Interest Merger Consideration paid to Dissenting Members; provided, however, that to the extent any amounts paid to Dissenting Members are less than the Merger Consideration to which such Members would have been entitled under this Agreement, the difference will be allocated to the Members who did not seek appraisal pursuant to the CLLA in accordance with their pro rata ownership of the Company prior to the Effective Time;

(f) any claims arising from or related to products, materials or acts accused in the letter dated June 25, 2013, from Musculoskeletal Transplant Foundation to the Company; and

(g) any payment relating to an agreement listed on Schedule 1 in excess of the estimated amount payable in respect of such agreement on such schedule unless the amount of such payment has reduced Cash Consideration or been taken into account in the Working Capital Adjustment pursuant to Section 2.12.

9.1.2. Indemnification by Buyer. From and after the Effective Time and subject to the limitations set forth in this ARTICLE 9, Buyer will indemnify and hold harmless each Member and each of their Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Member Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by the Member Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer or Merger LLC in this Agreement, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” and the Company’s Knowledge were deleted therefrom);

(b) any breach or violation of any covenant or agreement of the Buyer in or pursuant to this Agreement or any Ancillary Agreement; or

(c) any fraud of the Buyer.

9.1.3. Monetary Limitations. Other than with respect to Losses relating to Special Indemnities, an Indemnifying Party will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Sections 9.1.1(a) or (b) or 9.1.2 (a) or (b) in respect of Losses unless the aggregate amount of all such Losses incurred or suffered by the Indemnified Persons exceeds five hundred thousand dollars ($500,000) after which point the Indemnifying Party will indemnify the Indemnified Persons for such Losses that exceed five hundred thousand dollars ($500,000). The aggregate amount recoverable in respect of claims made pursuant to Sections 9.1.1(a) or (b), or 9.1.2 (a) or (b), may not exceed six million seven hundred fifty thousand dollars ($6,750,000). Notwithstanding the above, the foregoing limitations will not apply to (i) claims for indemnification pursuant to Section 9.1.1(a) or 9.1.2(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 or 4.1 (Organization), 3.2 or 4.2 (Power and Authorization), 3.4(e) or 4.4(d) (Breach of Organizational Documents), 3.5 or 4.8(Capitalization), 3.18 (Tax Matters), and 3.26 or 4.9 (No Brokers), (ii) claims for indemnification pursuant to Section 9.1.1(d), (e), (f), or (g) or 9.1.2(c) (the items described in clauses (i)and (ii) collectively, the “Special Indemnities”). No Member that is neither a manager nor Member holding more than 10% of outstanding membership interests as of the Effective Time will have an obligation to indemnify Buyer for an amount in excess of the Merger Consideration such Member receives with respect to its Interests if the representations in such Member’s letter of transmittal are accurate.

9.2. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to ARTICLE 9 unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnified Person, is provided to the Indemnifying Party:

(a) at any time in the case of a claim made under Section 9.1(d) or 9.2(c);

(b) at any time prior to the one hundred twentieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of the Special Indemnities, other than relating to Section 9.1(d) or 9.2(c); and

(c) at any time during the fifteen (15) months following the Closing in the case of any other claims pursuant to Sections 9.1.1(a), (b), and (c) .

9.3. Third Party Claims.

9.3.1. Notice of Claim. If any Third Party notifies an Indemnified Person with respect to any matter which is expected to give rise to an Indemnified Claim against an Indemnifying Party under this ARTICLE 9 (a “Third Party Claim”), then the Indemnified Person will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this ARTICLE 9, except to the extent such delay actually prejudices the Indemnifying Party.

9.3.2. Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 9.3.1. In addition, the Indemnifying Party will have the right (at its own expense) to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person by giving written notice to the Indemnified Person within ten Business Days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Party intends to assume such defense and so long as (i) the Indemnifying Party undertakes to indemnify the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim subject to the terms hereof, (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iv) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, and (v) the Third Party Claim does not principally relate to or otherwise principally arise in connection with any Tax, criminal or regulatory enforcement Action. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

9.3.3. Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (which consent will not be unreasonably withheld, delayed or conditioned) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim, (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person and (d) involves no issue with respect to Taxes.

9.3.4. Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice that it intends to assume the defense of the Indemnified Person, or the evidence contemplated by clause (ii) of the second sentence of Section 9.3.2, within ten (10) Business Days after the Indemnified Person has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim, the Indemnified Person may, upon prior written notice to the Indemnifying Party, defend and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem reasonably appropriate (and the Indemnified Person shall consult with the Indemnifying Party in connection therewith, and the Indemnified Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person, which consent will not be unreasonably withheld, delayed or conditioned). In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 9.3.4, the Indemnifying Party will (a) reimburse the Indemnified Person reasonably promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE 9.

9.4. No Circular Recovery. No Indemnifying Party shall be entitled to indemnification from the Buyer, the Company, or the Surviving Company by reason of the fact that such Indemnifying Party was a controlling person, manager, employee or Representative of the Company or was serving as such for another Person at the request of the Buyer or the Company for any amounts that the Indemnifying Party is ultimately determined to owe to a Buyer Indemnified Party pursuant to this ARTICLE 9. With respect to any claim brought by a Buyer Indemnified Person against any Indemnifying Party pursuant to this Article 9, no Indemnifying Party will have any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Member pursuant to this ARTICLE 9. Except as specifically set forth in the two preceding sentences, no Indemnifying Party’s rights under Section 5.17 or any other manager, officer, director or similar indemnification provisions of any contract or statute shall be limited in any way. Nothing in this Section 9.4 will prevent or prohibit any Indemnifying Party from seeking recovery under any available insurance policy, to the extent applicable.

9.5. Indemnity Escrow. For as long as there are amounts in the Escrow Account, any and all amounts payable by the Members as an Indemnifying Party to a Buyer Indemnified Person will be paid out of the Escrow Account. Shares of Buyer Common Stock in the Escrow Account will be valued at the Buyer Common Stock Closing Price for purposes of satisfying indemnification obligations. The existence of escrowed funds will not limit any rights of a Buyer Indemnified Person pursuant to this Agreement to recover for Losses in excess of the amount of such escrowed funds in respect of Special Indemnities or Article 10.

9.6. Remedies Cumulative. The rights of each Buyer Indemnified Person and Member Indemnified Person under this ARTICLE 9 are cumulative, and each Buyer Indemnified

Person and Member Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE 9 without regard to the availability of a remedy under any other provision of this ARTICLE 9, provided, however, that any Losses hereunder may only be recovered once by any Buyer Indemnified Person.

ARTICLE 10

TAX MATTERS

10.1. Tax Indemnification. In addition to the indemnification obligations in ARTICLE 9 (but without duplication), each Member will, on a pro- rata basis according to the aggregate consideration received by such Member, indemnify, exonerate and hold free and harmless each Buyer Indemnified Person from, against and in respect of any and all Losses, whether or not involving a Third Party Claim incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to: (a) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement, (c) any and all Taxes of any Person imposed on the Company as a result of any tax sharing agreement, arrangement, or understanding or as a transferee or successor, by contract, or otherwise (with respect to transactions, actions or events occurring on or before the Closing), (d) any breach of, or inaccuracy in, any representation or warranty made by the Company or a Member in this Agreement relating to Taxes, or (e) any breach or violation of any covenant or agreement by the Company or a Member in or pursuant to this Agreement or any Ancillary Agreement relating to Taxes; provided, however, that (A) the Members will be liable for Taxes pursuant to this Section 10.1 above only to the extent such Taxes exceed the amount, if any, reserved for such Taxes on the final Working Capital statement and reflected in the final purchase price as determined for tax purposes and (B) no Member will be liable for any Taxes attributable for actions taken by the Buyer or the Company after the Effective Time, provided such actions are not in the Ordinary Course of Business and not otherwise contemplated by this Agreement . For the avoidance of doubt, no provision under ARTICLE 9 will limit the obligations of the Members with respect to any Tax Indemnity Claims brought pursuant to this ARTICLE 10. In addition to the indemnification obligations in ARTICLE 9 (but without duplication), the Buyer will indemnify, exonerate and hold free and harmless each Member from, against and in respect of any and all Losses, whether or not involving a Third Party Claim incurred or suffered by such Member or any of them as a result of, arising out of or directly or indirectly relating to any breach or violation of any covenant or agreement by the Buyer in or pursuant to this Agreement or any Ancillary Agreement relating to Taxes.

10.2. Timing for Tax Indemnity Claims. No claim may be made or suit instituted seeking indemnification pursuant to this ARTICLE 10 unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Buyer Indemnified Person or the Members’ Representative, is provided to the Members’ Representative or the Buyer (as applicable):

(a) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation;

(b) at any time prior to the 120th day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any other Tax Indemnity Claim.

10.3. Returns.

(a) The Members will prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company that are due on or before the Closing Date. All such Tax Returns will be prepared on a basis consistent with the most recent Tax Returns of the Company unless the Members determines that there is no reasonable basis for such position, and will be true, correct and complete in all material respects. Buyer will have a reasonable opportunity to review any income Tax Returns required to be filed by the Company after the date of signing of this Agreement but prior to the Closing Date. The Company will in good faith consider incorporation of any comments made by Buyer on such income Tax Returns. No such Tax Returns will be amended without the Members’ Representative’s and Buyer’s prior written consent, which consents will not be unreasonably withheld, conditioned or delayed.

(b) The Members’ Representative will timely prepare (or cause to be timely prepared) for the review, comment, and approval of the Buyer (which approval will not be unreasonably withheld, conditioned or delayed) and, upon such approval of the Buyer, file or otherwise furnish to the appropriate party (or cause to be filed or so furnished) in a timely manner all Tax Returns relating to the Company for all taxable periods ending on or before the Closing Date that are due after the Closing Date (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns will be prepared on a basis consistent with the most recent Tax Returns of the Company unless the Members’ Representative determines that there is no reasonable basis for such position, and will be true, correct and complete in all material respects. Buyer will have a reasonable opportunity to review any Pre-Closing Tax Returns. The Members’ Representative will in good faith consider incorporation of any comments made by Buyer with respect to any income Pre-Closing Tax Returns, and shall incorporate any reasonable comments made by Buyer with respect to any other Pre-Closing Tax Return. No such Tax Returns will be amended without the Members’ Representative’s and Buyer’s prior written consent, which consents will not be unreasonably withheld, conditioned or delayed.

(c) The Buyer will prepare (or cause to be prepared) for the review and approval of the Member’s Representative (which approval will not be unreasonably withheld, conditioned or delayed) and, upon such approval of the Member’s Representative, file or otherwise furnish to the appropriate party (or cause to be filed or so furnished) all Tax Returns of the Company for all Straddle Periods (defined below) (each, a “Straddle Period Tax Return”) on a basis consistent with past practice of the Company unless the Buyer determines that there is no reasonable basis for such position. The Members’ Representative will have a reasonable opportunity to review any such income Tax Returns and the Company will, in good faith, consider incorporation of any comments made by the Members’ Representative on such income Tax Returns. The Buyer will not amend any Pre-Closing Tax Return and Straddle Period Tax Return without written the consent of the Members’ Representative, which consent will not be unreasonably withheld, conditioned or delayed. The Members will reimburse the Buyer for their pro-rata share of all reasonable out-of-pocket costs incurred by the Company in preparing any Straddle Period Tax Return pursuant to this Section 10.3(c) (for this purpose, the Members’ pro rata share will be deemed to be a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period).

10.4. Straddle Period. In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes, other than Taxes of the Company based upon or measured by net income or gain for a Straddle Period, which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.5. Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving any the Company will be terminated prior to the Closing Date and, on or after the Closing Date, the Company will not be bound thereby or have any Liability thereunder.

10.6. Certain Taxes and Fees. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be paid by the Members when due. The Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, the Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

10.7. Cooperation on Tax Matters.

10.7.1. The Buyer, the Company and the Members’ Representative, on behalf of the Members, will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Company. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax matter. The Members and the Buyer agree to cause the Company prior to Closing and after Closing, respectively, (a) to retain all books and records with respect to Tax matters pertinent to any of the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Members’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Members’ Representative, as the case may be, will allow the other Party to take possession of such books and records.

10.7.2. The Members’ Representative, on behalf of the Members, further agrees, upon request, to provide the Buyer with all information that the Buyer determines to be required to report pursuant to Code Section 6043, 6043A and all Treasury Regulations promulgated thereunder.

10.8. Treatment of Payments. Each Party agrees to treat all payments made by it to or for the benefit of another Party (including any payments to the Company or the Members) under indemnity provisions of this Agreement, and for any misrepresentations or breaches of warranties or covenants, as adjustments to the Purchase Price paid in connection with the Merger, and such treatment will govern for purposes hereof except to the extent that the Legal Requirements of a particular jurisdiction provide otherwise, in which case such payment will be made on an after-tax basis.

10.9. Disclosure. Notwithstanding anything to the contrary, the parties to this agreement, and their respective representatives, may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that relating to such tax treatment and tax structure, all as contemplated by Treasury Regulations section 1.6011-4(b)(3)(iii).

10.10. Tax Contests.

10.10.1. Buyer will promptly notify Members’ Representative in writing upon receipt by Buyer or any affiliate of Buyer (including any of the Company) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”) relating to a Pre-Closing Tax Period (a “Pre-Closing Tax Matter”); provided, however, that no delay on the part of Buyer in notifying the Members’ Representative will relieve the Members from any obligation under ARTICLE 9 or ARTICLE 10, except to the extent such delay actually prejudices the Members.

10.10.2. The Members’ Representative will be entitled to participate, at its sole expense, in the defense of any Pre-Closing Tax Matter that is the subject of a notice given by the Buyer pursuant to Section 10.10.1. In addition, the Members’ Representative, at its sole expense, will have the authority to represent the interests of the Company with respect to any Pre-Closing Tax Matter before any taxing authority, any other governmental agency or authority or any court and will have the sole right to control the defense or other resolution of any Pre-Closing Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Pre-Closing Tax Matter, so long as (i) the Members’ Representative gives written notice to Buyer within fifteen days after Buyer has given notice of the Pre-Closing Tax Matter that Members will indemnify the Buyer Indemnified Person from and against the entirety of any and all Losses the Buyer Indemnified Person may suffer from, arising out of, relating to, in the nature of, or caused by the Pre-Closing Tax Matter, (ii) the Members’ Representative provides the Buyer with evidence reasonably acceptable to the Buyer that the Members will have adequate financial resources to defend against the Pre-Closing Tax Matter and fulfill their indemnification obligations hereunder, (iii) the Pre-Closing Tax Matter does not involve an issue relating to Taxes for a period other than a Pre-Closing Tax Period, (iv) the Members’ Representative conducts the defense of the Pre-Closing Tax Matter actively and diligently, and (v) the Pre-Closing Tax Matter does not involve a criminal Action; provided, however, that Members’ Representative will not enter into any settlement of or otherwise compromise any Tax Matter unless (a) such judgment, compromise or settlement results in the full and general release of the Buyer Indemnified Persons from all Liabilities arising or relating to, or in connection with, the Pre-Closing Tax Matter, and (b) in the case of a settlement or compromise that adversely affects or may adversely affect the Tax liability of Buyer, the Company or any affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Straddle Period that is after the Closing Date, the Members’ Representative obtains the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed. Members’ Representative will keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Pre-Closing Tax Matter. Members’ Representative will, in good faith, allow Buyer, at Buyer’s sole expense, to participate in any such proceeding and make comments to Members’ Representative, regarding the conduct of or positions taken in any such proceeding.

10.10.3. Except as otherwise provided in Section 10.10.2 above, Buyer will have the sole right to control any Tax Matter (each, a “Post-Closing Tax Matter”); provided, however, that Buyer will not, and will cause its affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to a Pre-Closing Tax Period, including the portion of the Straddle Period that is before and including the Closing Date, without the prior written consent of Members’ Representative, which consent will not be unreasonably withheld, conditioned or delayed. For clarity, if the Members’ Representative does not deliver the notice contemplated by Section 10.10.2(i), or the evidence contemplated by Section 10.10.2(ii) within fifteen (15) days after the Buyer has given notice of the Pre-Closing Tax Matter, or otherwise at any time fails to conduct the defense of the Pre-Closing Tax Claim actively and diligently, Buyer will have the sole right to control any Pre-Closing Tax Matter. The Members will (x) reimburse Buyer reasonably promptly and periodically for the reasonable costs of defending Pre-Closing Tax Matters (including reasonable attorneys’ fees and expenses, and the Members’ equitable share of the costs of defending against Tax Matters relating to a Straddle Period), (y) remain responsible for any and all other Losses that Buyer may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Pre-Closing Tax Matter or Tax Matters relating to a Straddle Period to the fullest extent provided in this ARTICLE 10.

10.10.4. In the event of any conflict between the procedures governing Tax Matters as set forth in this Section 10.10 and the procedures set forth in Section 9.3, then, with respect to Tax Matters, this Section 10.10 will govern.

10.11. FIRPTA Certificate. The Members will have delivered to the Buyer a certification, included in the letter of transmittal in Exhibit 2.9.2 hereto, conforming to the requirements set forth in Treasury Regulations section 1.1445-2(b)(2) to the effect that such Member is not a “foreign person” as defined in Section 1445 of the Code (each, a “FIRPTA Certificate”); it being understood that if any such Member fails to complete the FIRPTA Certificate included in the letter of transmittal, but returns such Member’s letter of transmittal, the Buyer shall be entitled to withhold, or cause to be withheld, from such Person’s Merger Consideration such amount as may be required to be withheld under section 1445 of the Code.

ARTICLE 11

MISCELLANEOUS

11.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);

(c) by electronic mail with confirmatory copies delivered promptly thereafter by hand or overnight delivery by a nationally recognized courier service (in which case it will be effective upon the later of confirmed receipt of such electronic mail message or the Business Day after being deposited with such courier service); or

(d) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, to Company at:

Solana Surgical LLC

6363 Poplar Ave, Ste 312

Memphis, TN 38119

Attn: Alan Taylor

Email: agttga@aol.com

with a copy to:

Deborah A. Nilson & Associates, PLLC

10 E. 40th Street, Suite 3310

New York, NY 10016

Attn: Deborah Nilson

Email: dnilson@nilsonlaw.com

If to the Buyer, to it at:

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, TN 38117

Attention: Lance A. Berry

Facsimile: (901) 867-4423

Email: lance.berry@wmt.com

Attention: James A. Lightman

Facsimile: (901) 867-4423

Email: james.lightman@wmt.com

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Paul M. Kinsella

Facsimile: (617) 235-0822

Email: paul.kinsella@ropesgray.com

If to the Members, to the Members’ Representative.

If to the Members’ Representative, to:

Alan Taylor

c/o Solana Surgical LLC

6363 Poplar Ave, Ste 312

Memphis, TN 38119

Email: agttga@aol.com

Each of the Parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other Parties hereto.

11.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer, Company and Member Representative; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, provided that, Buyer is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Employee Plan.

11.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Company and the Members’ Representative or in the case of a waiver, by the Party (in the case of the Members, the Members’ Representative) against whom the waiver is to be effective. No waiver by any Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.4. Provisions Concerning Members’ Representative.

11.4.1. Appointment. Upon approval of this Agreement, the Members shall be deemed to have appointed Alan Taylor as the agent, proxy and attorney-in-fact for the Members, with full power of substitution and re-substitution, for all purposes under this Agreement (including full power and authority to act on the Members’ behalf). Without limiting the generality of the foregoing, the Members’ Representative will be authorized to:

(a) take all actions on behalf of the Members in connection with any adjustment to the Cash Consideration set forth in Section 2.6, including to object to amounts and calculations, to agree to, negotiate, enter into settlements and compromises of, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such disputes, and direct that payments be made from the Escrow Account in respect of any fees or expenses due to the Referee incurred thereunder, if any;

(b) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Members necessary to effectuate the Closing and consummate the Contemplated Transactions;

(c) take all actions on behalf of the Members in connection with any claims made under ARTICLE 9 to defend or settle such claims, and to make payments in respect of such claims;

(d) execute and deliver, should it elect to do so in its sole discretion, on behalf of the Members, any amendment to this Agreement so long as such amendment will apply equally to all Members; and

(e) take all other actions to be taken by or on behalf of the Members and exercise any and all rights which the Members are permitted or required to do or exercise under this Agreement.

11.4.2. Liability. The Members’ Representative will not be liable to any Member for any action taken by it in good faith pursuant to this Agreement, and the Members will jointly and severally indemnify the Members’ Representative from any Losses arising out of its serving as the Members’ Representative hereunder. The Members’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Members hereunder, and the Buyer agrees that it will not look to the personal assets of the Members’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Members hereunder.

11.5. Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

11.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

11.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

11.8. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. All schedules, addenda and exhibits attached to this Agreement, including without limitation, the Disclosure Schedules, are incorporated herein and will be part of this Agreement for all purposes.

11.9. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance.

11.10. Governing Law. This Agreement, the rights of the Parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.11. Jurisdiction; Venue; Service of Process.

11.11.1. Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the jurisdiction of the state courts of the State of Delaware and the United States District Court sitting in Wilmington for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.11.2. Venue. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party may bring Actions only in the city of Wilmington, Delaware. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

11.11.3. Service of Process. Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.12. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

11.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A

COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, AND SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date above first written.

BUYER:	WRIGHT MEDICAL GROUP, INC.

	By:	/s/ Lance Berry
Name: Lance Berry
Title: Chief Financial Officer

MERGER LLC:	WINTER SOLSTICE LLC

	By:	/s/ Lance Berry
Name: Lance Berry
Title: Authorized Person

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE COMPANY:	SOLANA SURGICAL, INC.

	By:	/s/ Bruce Lawrence
Name: Bruce Lawrence
Title: Manager

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE MEMBERS’ REPRESENTATIVE:

By:	/s/ Alan Taylor
Name: Alan Taylor